Exhibit 10.1

Execution Copy

Confidential Materials omitted and filed separately with the Securities and Exchange Commission.

Triple asterisks denote omissions.

COLLABORATIVE RESEARCH AND

DEVELOPMENT AGREEMENT

BY AND BETWEEN

ARQULE, INC.

and

BERYLLIUM DISCOVERY CORP.

May 4, 2015

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

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7.	TREATMENT OF CONFIDENTIAL INFORMATION; PUBLICITY		34
	7.1	Confidentiality	34
	7.2	Publicity	35
	7.3	Publications and Presentations	36
	7.4	Permitted Publications	36
	7.5	Use of Proprietary Materials	36

8.	GRANT OF LICENSES		37
	8.1	Grant of License to ArQule	37
	8.2	Grants of License to Beryllium	37
	8.3	No Other Rights	38

9.	INTELLECTUAL PROPERTY RIGHTS; USE OF TECHNOLOGY		38
	9.1	Beryllium Intellectual Property Rights	38
	9.2	ArQule Intellectual Property Rights	38
	9.3	Joint Program Technology Rights; Joint Program Compounds	38
	9.4	Patent Coordinators	38
	9.5	Notice; Inventorship	39

10.	FILING, PROSECUTION AND MAINTENANCE OF PATENT RIGHTS		39
	10.1	Patent Filing, Prosecution and Maintenance	39
	10.2	Enforcement and Defense	41

11.	TERM AND TERMINATION		44
	11.1	Term	44
	11.2	Termination	44
	11.3	Consequences of Termination of Agreement	45
	11.4	Surviving Provisions	48

12.	REPRESENTATIONS AND WARRANTIES		48
	12.1	Mutual Representations and Warranties	48
	12.2	Warranty Disclaimer	48
	12.3	No Warranty of Success	48

13.	INDEMNIFICATION; INSURANCE		49
	13.1	Indemnification of Beryllium Indemnitees by ArQule	49
	13.2	Indemnification of ArQule Indemnitees by Beryllium	49
	13.3	Conditions to Indemnification	49
	13.4	Limited Liability	50
	13.5	Insurance	50

14.	MISCELLANEOUS		50
	14.1	Arbitration	50
	14.2	Notices	52
	14.3	Governing Law	53
	14.4	Binding Effect	53
	14.5	Headings	53

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

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14.6	Counterparts	53
14.7	Amendment; Waiver	53
14.8	Third Party Beneficiaries	53
14.9	Purposes and Scope	54
14.10	Assignment and Successors	54
14.11	Force Majeure	54
14.12	Interpretation	54
14.13	Integration; Severability	55
14.14	Further Assurances	55
14.15	Expenses	56
14.16	Intellectual Property	56

List of Exhibits and Schedules

Exhibit A	Research Plan

Schedule 1	Schedule of Beryllium Fragment-Based Research Activities

Schedule 2	Calculation of Net Income for Products

Schedule 3	Form of Press Release

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

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COLLABORATIVE RESEARCH AND

DEVELOPMENT AGREEMENT

This COLLABORATIVE RESEARCH AND DEVELOPMENT AGREEMENT (this “Agreement”) is entered into as of May 4, 2015 (the “Effective Date”) by and between ArQule, Inc., a Delaware corporation with offices at One Wall Street, Burlington, MA 01803 (“ArQule”), and Beryllium Discovery Corp., a Washington corporation with offices at Preston Court, Bedford, MA 01730 (“Beryllium”). Each of Beryllium and ArQule is sometimes referred to individually herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Beryllium has developed and controls a platform technology that may be used for the screening and identification of compounds directed against specified targets;

WHEREAS, ArQule has a compound library of proprietary compounds that it wishes to develop and commercialize as human therapeutics against specified targets; and

WHEREAS, the Parties desire to engage in a research collaboration pursuant to which (a) the Parties will conduct a research program for the purpose of developing assays and other mutually agreed upon testing mechanisms to be used to screen ArQule’s proprietary compound library in order to identify compounds directed against specified targets that have potential for further development as therapeutics; (b) ArQule will conduct, or will seek to enter into licensing transactions with third parties to conduct, development and/or commercialization activities with respect to the compounds so identified; and (c) Beryllium will have the option to share the costs of such research, development and commercialization activities and will receive the right to receive a percentage of the net income attributable to the commercialization of such compounds, subject to its right to opt-out of such activities on the terms described herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.          DEFINITIONS

Whenever used in this Agreement with an initial capital letter, the terms defined in this Article 1 shall have the meanings specified herein and therein.

1.1          “Adverse Event” means any untoward medical occurrence in a Clinical Trial subject or patient who is administered any Collaboration Compound or Product, whether or not considered related to such Product, including any undesirable sign (including abnormal laboratory findings of clinical concern), symptom or disease associated with the use of such Collaboration Compound or Product.

1.2          “Affiliate” means, with respect to either Party, any Person that directly or indirectly controls, is controlled by or is under common control with such Party; for purposes of this definition, the term “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) meaning direct or indirect ownership of fifty percent (50%) or

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

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more, including ownership by trusts with substantially the same beneficial interests, of the voting and equity rights of such Person, firm, trust, corporation, partnership or other entity or combination thereof, or the power to direct the management of such Person, firm, trust, corporation, partnership or other entity or combination thereof.

1.3          “Applicable Laws” means any national, international, federal, state or local laws, treaties, statutes, ordinances, rules and regulations, including any rules, regulations, guidance, guidelines or requirements of any Regulatory Authority, national securities exchanges or securities listing organizations, that are in effect from time to time during the Term and apply to a particular activity hereunder.

1.4          “Applicable Percentage” means (a) with respect to any ArQule Compound or Joint Program Compound that becomes a Waived Compound as a result of the exercise by Beryllium of its Early Stage Opt-Out Right, ***; (b) with respect to any Collaboration Compound that becomes a Waived Compound as a result of the exercise by Beryllium of its Mid Stage Opt-Out Right, ***; (c) with respect to any Collaboration Compound that becomes a Waived Compound as a result of the exercise by Beryllium of its Late Stage Opt-Out Right, ***; and (d) with respect to any Collaboration Compound that becomes a Deemed Waived Compound pursuant to Section 4.8.3 (i) at any time prior to the Lead Optimization Completion Date with respect to that Collaboration Compound, ***; (ii) at any time on or after the Lead Optimization Completion Date but prior to the Completion of GLP/Toxicity Studies with respect to that Collaboration Compound, ***; and (iii) at any time on or after the Completion of GLP/Toxicity Studies with respect to that Collaboration Compound, ***.

1.5          “ArQule Background Patent Rights” means any Patent Rights that contain one or more claims that cover ArQule Background Technology.

1.6          “ArQule Background Technology” means any Technology that is used by ArQule, or provided by ArQule for use, in the conduct of the Research Program and/or in the conduct of the Development Program and that is (a) Controlled by ArQule as of the Effective Date or (b) conceived or first reduced to practice by employees of, or consultants to, or Third Party contractors of, ArQule after the Effective Date outside of the conduct of the Development Program and without the use in any material respect of any Licensed Technology, Licensed Patent Rights or Beryllium Materials. For clarity, ArQule Background Technology shall not include ArQule Program Technology or ArQule’s interest in Joint Program Technology.

1.7          “ArQule Compound” means (a) any proprietary compounds Controlled by ArQule that are used by ArQule, or provided by ArQule for use, in the conduct of the Research Program, and (b) any and all constituents, progeny and derivatives of any such compounds, and any tangible materials that incorporate the foregoing, other than Joint Program Compounds, that are identified or produced in the conduct of the Research Activities.

1.8          “ArQule Cost-Sharing Percentage” means, subject to the exercise by Beryllium of any Opt-Out Right, ***.

1.9          “ArQule Decision” means any decision that is not a Beryllium Decision or a Unanimous Decision, including any decision with respect to (a) the conduct of ArQule Research

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

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Activities, (b) the preparation and approval of each Development Plan or (c) the conduct of all ArQule Development Activities.

1.10        “ArQule Development Activities” means all Development activities with respect to Collaboration Compounds conducted by or on behalf of ArQule as specified in any Development Plan.

1.11         “ArQule Materials” means any Proprietary Materials that are Controlled by ArQule and used by ArQule, or provided by ArQule for use in the conduct of the Research Program and/or any Development Program. For purposes of clarity, ArQule Materials shall include all ArQule Compounds.

1.12        “ArQule Profit-Sharing Percentage” means, subject to the exercise by Beryllium of any Opt-Out Right, ***.

1.13        “ArQule Program Patent Rights” means any Patent Rights that contain one or more claims that cover ArQule Program Technology.

1.14        “ArQule Program Technology” means any Program Technology, other than Beryllium Program Technology, that (a) is or constitutes Compound-Specific Technology or (b) is not otherwise covered by subsection (a) but that is conceived or first reduced to practice by employees of, consultants to, or Third Party contractors of, ArQule, alone or jointly with any Third Party, without the use in any material respect of any Licensed Technology, Licensed Patent Rights, Beryllium Program Technology, Beryllium Materials or Joint Technology.

1.15        “ArQule Research Activities” means all Research activities with respect to ArQule Compounds conducted by or on behalf of ArQule in the Research Program as specified in the Research Plan.

1.16        “ArQule Technology” means, collectively, ArQule Background Technology and ArQule Program Technology.

1.17        “Bankruptcy Code” means, as applicable, the U.S. Bankruptcy Code, as amended from time to time, and the rules and regulations and guidelines promulgated thereunder or the bankruptcy laws of any Governmental Authority, as amended from time to time, and the rules and regulations and guidelines promulgated thereunder or any applicable bankruptcy laws of any other country or competent Governmental Authority, as amended from time to time, and the rules and regulations and guidelines promulgated thereunder.

1.18        “Beryllium Background Patent Rights” means any Patent Rights that contain one or more claims that cover Beryllium Background Technology.

1.19        “Beryllium Background Technology” means any Technology that is used by Beryllium in the conduct of the Research Program and that is (a) Controlled by Beryllium as of the Effective Date or (b) conceived or first reduced to practice by employees of, or consultants to, or Third Party contractors of, Beryllium after the Effective Date outside of the conduct of the Research Program and without the use, in any material respect, of any ArQule Technology, ArQule Background Patent Rights, ArQule Program Patent Rights or ArQule Materials. For

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

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clarity, Beryllium Background Technology shall not include Beryllium Program Technology or Beryllium’s interest in Joint Program Technology.

1.20        “Beryllium Cost-Sharing Percentage” means, subject to the exercise by Beryllium of any Opt-Out Right, ***.

1.21        “Beryllium Decision” means any decision with respect to the conduct by Beryllium of Beryllium Research Activities.

1.22         “Beryllium Development Activities” means all Development activities, if any, with respect to Collaboration Compounds conducted by or on behalf of Beryllium as specified in any Development Plan.

1.23        “Beryllium Fragment-Based Research Activities” means any Beryllium Research Activities that utilize the Technology described on Schedule 1 attached hereto and incorporated herein by reference.

1.24        “Beryllium Materials” means any Proprietary Materials that are Controlled by Beryllium and used by Beryllium in the conduct of the Research Program.

1.25        “Beryllium Permitted Production” shall mean the production of proteins for its internal use and for use or sale to third parties using Program Technology.

1.26        “Beryllium Profit-Sharing Percentage” means, subject to the exercise by Beryllium of any Opt-Out Right, ***.

1.27        “Beryllium Program Patent Rights” means any Patent Rights that contain one or more claims that cover Beryllium Program Technology.

1.28        “Beryllium Program Technology” means any Program Technology, other than Compound-Specific Technology, that (a) relates specifically to a modification of, or an improvement to, Beryllium Background Technology (“Beryllium Improvements”) or (b) is not otherwise covered by subsection (a) but that is conceived or first reduced to practice by employees of, consultants to, or Third Party contractors of, Beryllium, alone or jointly with any Third Party without the use in any material respect of any ArQule Technology, ArQule Background Patent Rights, ArQule Program Patent Rights or ArQule Materials. Beryllium Program Technology shall not include any ArQule Technology.

1.29        “Beryllium Research Activities” means all Research activities to be conducted by Beryllium in the Research Program as specified in the Research Plan.

1.30        “Beryllium Technology” means, collectively, Beryllium Background Technology and Beryllium Program Technology.

1.31        “Business Day” means any day other than a Saturday or Sunday on which banking institutions in Boston, Massachusetts are open for business.

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

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1.32        “Calendar Quarter” means the period beginning on the Effective Date and ending on the last day of the calendar quarter in which the Effective Date falls, and thereafter each successive period of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31; provided, that, the final Calendar Quarter shall end on the last day of the Term.

1.33        “Calendar Year” means the period beginning on the Effective Date and ending on December 31 of the calendar year in which the Effective Date falls, and thereafter each successive period of twelve (12) months commencing on January 1 and ending on December 31; provided, that, the final Calendar Year shall end on the last day of the Term.

1.34        “Claim” means a Beryllium Indemnity Claim or an ArQule Indemnity Claim, as applicable.

1.35        “Clinical Data” means any and all data (together with all clinical trial reports and the results of analyses thereof) derived or generated from any Clinical Trial involving any Collaboration Compound or Product conducted by or on behalf of ArQule or from the testing of subjects or the analysis of samples used in any such Clinical Trial.

1.36        “Clinical Trial” means, collectively, any Phase I Clinical Trial, Phase II Clinical Trial, Phase III Clinical Trial, Pivotal Clinical Trial or Phase IV Clinical Trial, as applicable.

1.37        “Collaboration Compound” means any ArQule Compound or Joint Program Compound that is (a) identified in the conduct of the Research Program and (b) designated by ArQule as a Collaboration Compound pursuant to Section 3.2.

1.38        “Collaboration Compound Designation Date” means, with respect to any Collaboration Compound, the date on which such Collaboration Compound is designated as a Collaboration Compound pursuant to Section 3.2.

1.39        “Collaboration Target” means, individually and/or collectively PD1 and PDL1.

1.40        “Commercialization” or “Commercialize” means any and all activities directed to the offering for sale and sale of any Product including (a) activities directed to marketing, promoting, detailing, distributing, importing, selling and offering to sell that Product; (b) conducting Clinical Trials with respect to that Product; (c) interacting with Regulatory Authorities regarding the above; (d) seeking pricing approvals and reimbursement approvals (as applicable) for that Product and (e) any activities relating to the Manufacture of the Product. When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization and “Commercialized” has a corresponding meaning.

1.41        “Commercialization Plan” means, with respect to each Product, the written plan for the Commercialization of such Product in the Territory, as such plan may be amended or updated.

1.42        “Commercially Reasonable Efforts” means, (a) with respect to activities of each Party in the conduct of Research Activities, the efforts and resources comparable to those undertaken by a company in the research-based pharmaceutical industry in conducting the types

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

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of research activities being conducted by such Party; (b) with respect to the activities of ArQule or Beryllium, as the case may be, in the Development of each Collaboration Compound as part of the Development Program, the efforts and resources typically used by biotechnology and/or pharmaceutical companies that are comparable in size to ArQule or Beryllium, as the case may be, in the development of compounds of comparable market potential as such Collaboration Compound; (c) with respect to the activities of ArQule in the Commercialization of Products, the efforts and resources typically used by biotechnology and/or pharmaceutical companies that are comparable in size to ArQule in the commercialization of products of comparable market potential as such Product taking into account, in any such case, all relevant factors including, as applicable, the stage of development, efficacy and safety relative to competitive products in the marketplace, actual or anticipated Regulatory Authority approved labeling, the nature and extent of market exclusivity (including patent coverage and regulatory exclusivity), the cost and likelihood of obtaining regulatory approval and actual or projected profitability. For clarity, Commercially Reasonable Efforts shall be determined on a market-by-market basis for each Collaboration Compound and Product, and it is anticipated that the level of effort may be different for different markets and may change over time, reflecting changes in the status of each Collaboration Compound or Product involved.

1.43        “Completion” means, with respect to a GLP/Toxicity Study or Phase I Clinical Trial, the date on which all material data reasonably expected to be derived therefrom has been generated and the final study report with respect thereto has been finalized.

1.44        “Compound-Specific Patent Rights” means any Patent Rights that contain one or more claims that cover Compound-Specific Technology.

1.45        “Compound-Specific Technology” means any Program Technology that relates specifically to the composition of matter, manufacture or use of a Collaboration Compound directed against a Collaboration Target.

1.46        “Confidential Information” means (a) with respect to Beryllium, all Beryllium Program Technology and all information, Technology and Proprietary Materials that are Beryllium Background Technology, Licensed Technology, or Beryllium Materials; (b) with respect to ArQule, all ArQule Program Technology and all information, Technology and Proprietary Materials that are ArQule Background Technology or ArQule Materials; and (c) with respect to both Parties, all Joint Program Technology, that are disclosed or provided by or on behalf of a Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) or to any of the Receiving Party’s employees, consultants or Affiliates; provided, that none of the foregoing shall be Confidential Information if: (1) as of the date of disclosure, it is known to the Receiving Party or its Affiliates as demonstrated by contemporaneous credible written documentation, other than by virtue of a prior confidential disclosure to such Receiving Party; (2) as of the date of disclosure it is in the public domain, or it subsequently enters the public domain through no fault of the Receiving Party; (3) it is obtained by the Receiving Party from a Third Party having a lawful right to make such disclosure free from any obligation of confidentiality to the Disclosing Party; or (4) it is independently developed by or for the Receiving Party without reference to or use of any Confidential Information of the Disclosing Party as demonstrated by contemporaneous credible written documentation. For clarity, (y) unless excluded from Confidential Information pursuant to the preceding sentence, any

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

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scientific, technical, manufacturing or financial information, including information that is disclosed at any meeting of the JSC or JOC, minutes of the JSC or JOC, Research Reports, Development Reports, Research Plans, Development Plans, Clinical Data and information disclosed through an audit report, shall constitute Confidential Information of both Parties, and (z) any combination of Confidential Information shall not be considered in the public domain or in the possession of the Receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the Receiving Party unless the combination and its principles are in the public domain or in the possession of the Receiving Party. Notwithstanding anything herein to the contrary, the terms of this Agreement shall constitute Confidential Information of each Party.

1.47        “Contract Year” means (a) the period beginning on the Effective Date and ending on the first anniversary of the last day of the calendar month in which the Effective Date falls, and (b) each succeeding twelve (12) month period thereafter.

1.48        “Control” or “Controlled” means (a) with respect to Technology or Patent Rights, the possession by a Party of the right to grant a license or sublicense to such Technology or Patent Rights as provided herein without the payment of additional consideration to, or violating the terms of any agreement or arrangement with any Third Party, and without violating any Applicable Laws and (b) with respect to Proprietary Materials, the possession by a Party of the right to supply such Proprietary Materials to the other Party as provided herein without the payment of additional consideration to, or violating the terms of any agreement or arrangement with any Third Party, and without violating any Applicable Laws. For clarity, no Party (or Affiliate of a Party, as applicable) shall be deemed to Control any Technology, Proprietary Materials or Patent Rights by virtue of the license grants to that Party from or by the other Party as set forth in this Agreement.

1.49        “CTA” means: (a) a clinical trial application or any successor application or procedure required to initiate clinical testing of the Collaboration Compound or any Product in humans in the Territory and (b) all supplements and amendments to any of the foregoing.

1.50        “Development” or “Develop” means, with respect to each Collaboration Compound and/or Product that is directed against a Collaboration Target, all non-clinical studies and clinical drug development activities that are undertaken as part of the Development Program, including , in vivo animal efficacy testing, preclinical safety testing, test method development and stability testing, regulatory toxicology studies, formulation, process development, Manufacturing, Manufacturing Process Development, manufacturing scale-up, development-stage manufacturing, quality assurance/quality control development, statistical analysis and report writing, clinical trial design and operations, conducting Clinical Trials, preparing and making Regulatory Filings, and all regulatory affairs related to the foregoing. When used as a verb, “Developing” means to engage in Development and “Developed” has a corresponding meaning. For clarity, “Development” shall not include any Research Activities.

1.51        “Development Activities” means, collectively, ArQule Development Activities and Beryllium Development Activities.

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

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1.52        “Development Plan” means, the written plan for, and budget applicable to, the Development Activities to be conducted to Develop each Collaboration Compound that is directed against a Collaboration Target, as such written plan may be amended, modified or updated in accordance with Section 4.1.2, and which written plan shall contain (a) the Development activities to be performed over such period and (b) an estimated budget with respect to the estimated Shared Costs for the Development Activities to be conducted for the Collaboration Compound (the “Shared Cost Budget”).

1.53        “Development Program” means the Development Activities to be conducted by ArQule and Beryllium, if any, during the Term with respect to each Collaboration Compound that is directed against a Collaboration Target as set forth in any Development Plan.

1.54        “DMF” means a Drug Master File maintained with a Regulatory Authority in any country within the Territory.

1.55        “Drug Approval Application” means, with respect to each Product in any country in the Territory, an application for Marketing Authorization for such Product in such country, including: (a) an NDA, BLA or MAA; (b) a counterpart of an NDA, BLA or MAA in any country in the Territory; and (c) all renewals, supplements and amendments to any of the foregoing.

1.56        “Early Stage Opt-Out Commencement Date” means, with respect to each ArQule Compound and/or Joint Program Compound, the date of designation of such ArQule Compound or Joint Program Compound as a Collaboration Compound.

1.57        “EMA” means the European Medicines Agency or any successor agency or authority thereto.

1.58        “Excluded Costs” means all out-of-pocket costs and internal costs incurred by a Party (or for its account by an Affiliate or a Third Party) after the Effective Date in connection with the performance by such Party of Research Activities with respect to any ArQule Compound or Joint Program Compound prior to the Lead Optimization Completion Date with respect to that ArQule Compound or Joint Program Compound, except for those costs which the Parties have agreed should be subject to an alternative cost payment mechanism in any Research Plan.

1.59         “Executive Officers” means the Chief Executive Officer of Beryllium and the Chief Executive Officer or President of ArQule.

1.60        “FDA” means the United States Food and Drug Administration, or any successor agency or authority thereto.

1.61        “FDCA” means the United States Federal Food, Drug, and Cosmetic Act, as amended.

1.62        “Field” means all prophylactic, therapeutic and diagnostic uses of Products directed at the Collaboration Targets for all human and animal Indications.

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

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1.63        “First Commercial Sale” means, with respect to any Product in any country in the Territory, the first sale, transfer or disposition for value to an end user of that Product in that country after Marketing Authorization for the Product has been received in that country; provided, that, the following shall not constitute a First Commercial Sale: (a) any sale to an Affiliate or Distributor (unless the Affiliate or Distributor is the last entity in the distribution chain of the Product), (b) any use of any Product in Clinical Trials, pre-clinical studies or other research or Development activities, or (c) the disposal or transfer of Products for a bona fide charitable purpose, including compassionate use and/or “named patient sales”.

1.64        “Force Majeure” means any occurrence beyond the reasonable control of a Party that (a) prevents or substantially interferes with the performance by such Party of any of its obligations hereunder and (b) occurs by reason of any act of God, flood, fire, explosion, earthquake, casualty or accident, or war, revolution, civil commotion, act of terrorism, blockage or embargo, or any injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government or of any subdivision, authority or representative of any such government.

1.65        “FTE Cost” means, for any period, the FTE Rate multiplied by the number of FTEs used in such period.

1.66        “FTE Rate” means the rate per full time equivalent (“FTE”), which shall be deemed to be *** hours of research or development time per annum for FTEs engaged in the conduct of Research Activities or Development Activities, which rate shall be equal ***.

1.67        “GLP/Toxicity Studies” means, with respect to a Collaboration Compound, the toxicology studies conducted for the purposes of assessing the onset, severity, and duration of toxic effects and their dose dependency in order to establish a toxicological profile of that Collaboration Compound sufficient to support the filing of an IND.

1.68        “Good Clinical Practice” or “GCP” means the then-current good clinical practice applicable to the clinical Development of any Collaboration Compound and/or Product under Applicable Laws, including the ICH guidelines and U.S. Good Clinical Practice.

1.69        “Good Laboratory Practice” or “GLP” means the then-current Good Laboratory Practice Standards promulgated or endorsed by the FDA or in the case of any other country in the Territory, comparable regulatory standards promulgated or endorsed by that country, including those procedures expressed in or contemplated by any Regulatory Filings.

1.70        “Good Manufacturing Practice” or “GMP” means the then-current Good Manufacturing Practices that apply to the manufacture (including clinical or commercial supply) of each Collaboration Compound and/or Product, including, the United States regulations set forth under Title 21 of the United States Code of Federal Regulations, parts 210 and 211, as may be amended from time-to-time, as well as all applicable guidance published from time-to-time by the FDA and the International Conference on Harmonisation Guidelines ICHQ7A Good Manufacturing Practice Guidance for the principles and guidelines of Good Manufacturing Practices for Medicinal Products as defined with EC Directive 2003/94/EC and associated EC Guide to Good Manufacturing Practice.

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

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1.71        “Governmental Authority” means any multi-national, federal, state, local, municipal, provincial or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

1.72        “Hatch-Waxman Act” means the Drug Price Competition and Patent Term Restoration Act of 1984, as amended.

1.73        “IND” means (a) an Investigational New Drug Application as defined in the FDCA and regulations promulgated thereunder or any successor application or procedure required to initiate clinical testing of a Collaboration Compound or Product in humans in the United States; (b) a counterpart of an Investigational New Drug Application that is required in any other country or region in the Territory before beginning clinical testing of a Collaboration Compound or Product in humans in such country or region; and (c) all supplements and amendments to any of the foregoing.

1.74         “Joint Operational Committee” or “JOC” means the committee comprised of Beryllium and ArQule representatives established pursuant to Section 2.2.

1.75        “Joint Program Compound” means any compound that is identified or produced in the Research Program through the application of both of the following: (a) the utilization by Beryllium of Beryllium Fragment-Based Research Activities and (b) the utilization by ArQule of its chemistry library or other ArQule Background Technology or ArQule Background Patent Rights.

1.76        “Joint Program Patent Rights” means any Patent Rights that contain one or more claims that cover Joint Program Technology.

1.77        “Joint Program Technology” means any Program Technology, other than Beryllium Improvements and Compound-Specific Technology, that is (a) jointly conceived or reduced to practice by one or more employees of, consultants to, or Third Party contractors of, ArQule and one or more employees of, consultants to, or Third Party contractors of, Beryllium or (b) conceived or first reduced to practice solely by one or more employees of, consultants to, or Third Party contractors of, a Party resulting from the use by that Party in any material respect of any Technology, Patent Rights or Proprietary Materials Controlled by the other Party.

1.78        “Joint Steering Committee” or “JSC” means the committee composed of Beryllium and ArQule representatives established pursuant to Section 2.1.

1.79        “Knowledge” or “Known” means, with respect to a Party, the actual knowledge of the chief executive officer or any executive officer (as defined for purposes of Section 14 of the Securities Exchange Act of 1934, as amended) of such Party.

1.80        “Late Stage Opt-Out Commencement Date” means, with respect to each Collaboration Compound, the date of Completion of a Phase I Clinical Trial with respect to that Collaboration Compound.

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

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1.81        “Lead Optimization” means the set of activities comprised of chemical synthesis, biological and physical testing of ArQule Compounds and Joint Program Compounds with the aim of improving on-target activity, reducing off-target activities and improving physicochemical properties. For clarity, the result of lead optimization is a molecule that encompasses the desired in vitro and in vivo biological and physicochemical properties as defined by the Parties and is ready to be advanced into GLP toxicology studies.

1.82        “Lead Optimization Completion Date” means, with respect to an ArQule Compound or Joint Program Compound, the date on which ArQule completes lead optimization of that ArQule Compound or Joint Program Compound.

1.83        “Licensed Patent Rights” means any Patent Rights Controlled by Beryllium during the Term that (a) contain one or more claims that specifically covers any Collaboration Compound or Product that is directed against a Collaboration Target (including its formulation, its method of delivery or use, and/or its Manufacture) and (b) are necessary for ArQule to Develop any Collaboration Compound or Product that is directed against a Collaboration Target in the Field and in the Territory.

1.84        “Licensed Technology” means any Technology Controlled by Beryllium as of the Effective Date and during the Term that (a) specifically relates to any Collaboration Compound or Product that is directed against a Collaboration Target (including its formulation, its method of delivery or use, and/or its Manufacture) and (b) is necessary for ArQule to Develop any Collaboration Compound or Product that is directed against a Collaboration Target in the Field and in the Territory.

1.85        “MAA” means any application for Regulatory Approval submitted to the EMA pursuant to the centralized approval procedure to obtain European Commission approval for the marketing of the Collaboration Compound or any Product in the European Union, or any successor application or procedure required to sell the Collaboration Compound or any Product in the European Union.

1.86        “Manufacture” means, with respect to any Collaboration Compound or Product, all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, release, shipping, holding, conduct of Manufacturing Process Development, stability testing, quality assurance and quality control of such Collaboration Compound or any Product or any intermediate thereof.

1.87        “Manufacturing Process Development” means the process development, process qualification and validation and scale-up of the process to manufacture any Collaboration Compound or Product, and any analytic development and product characterization with respect thereto.

1.88        “Marketing Authorization” means, with respect to any Product, the Regulatory Approval required by Applicable Laws to sell such Collaboration Compound or Product for use in the Field in a country or region in the Territory. For clarity, (a) “Marketing Authorization” in the United States means final approval of an NDA or sNDA permitting marketing of such Product in interstate commerce in the United States and (b) “Marketing Authorization” in the

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

11

European Union means marketing authorization for such Product granted either by a Regulatory Authority in any European Country or by the EMA pursuant to Council Directive 2001/83/EC, as amended, or Council Regulation 2309/93/EEC, as amended.

1.89        “Mid Stage Opt-Out Commencement Date” means, ***.

1.90        “NDA” means a New Drug Application, as defined in the FDCA and regulations promulgated thereunder, or any successor application or procedure required to sell the Collaboration Compound or any Product in the United States.

1.91        “Net Income” has the meaning set forth on Schedule 2 attached hereto and incorporated herein by reference.

1.92        “Out-Licensed Product” means any Product that is licensed by ArQule to a Third Party pursuant to an Out-Licensing Transaction.

1.93        “Out-Licensing Plan” means, with respect to a Collaboration Compound or Product, the written plan to be prepared pursuant to Section 4.9 which shall set forth the terms pursuant to which ArQule shall have the right to negotiate and execute a license agreement with respect to an Out-Licensing Transaction. For clarity, it is the expectation of the Parties that any such Out-Licensing Plan will describe the anticipated Out-Licensing Proceeds, whether in the form of license fees, milestone payments and/or royalties, to be included as part of each such Out-Licensing Transaction.

1.94        “Out-Licensing Transaction” means any transaction by and between ArQule and any Third Party with respect to a Collaboration Compound or Product pursuant to which the Third Party is granted an exclusive license or other rights to Develop and Commercialize such Collaboration Compound or Product.

1.95        “Patent Costs” means the costs and expenses incurred by a Party (including reasonable attorneys’ fees) in preparing, filing, prosecuting and/or maintaining any patents or patent applications for which that Party is responsible in accordance with this Agreement.

1.96        “Patent Rights” means the rights and interests in and to issued patents and pending patent applications (which, for purposes of this Agreement, include certificates of invention, applications for certificates of invention and priority rights) in any country or region, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, all letters patent granted thereon, and all reissues, re-examinations and extensions thereof, and all foreign counterparts of any of the foregoing.

1.97        “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision, department or agency of a government.

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

12

1.98        “Phase I Clinical Trial” means a human clinical trial for the Collaboration Compound or any Product in any country that would satisfy the requirements of 21 CFR 312.21(a).

1.99        “Phase II Clinical Trial” means a human clinical trial conducted in any country that would satisfy the requirements of 21 CFR 312.21(b) and is intended to explore one or more doses, dose response, and duration of effect, and to generate initial evidence of clinical activity and safety, for the Collaboration Compound or any Product in the target patient population.

1.100       “Phase III Clinical Trial” means a clinical trial in an extended human patient population designed to obtain data determining efficacy and safety of the Collaboration Compound or any Product to support Regulatory Approvals in the proposed therapeutic indication, as more fully defined in 21 C.F.R. §312.21(c), or its successor regulation, or the equivalent in any foreign country.

1.101       “Phase IV Clinical Trial” means a clinical trial, study or data collection effort for a Product that is initiated after receipt of Marketing Authorization for the Product and is not principally intended to support or maintain a Regulatory Approval, maintain a label or otherwise obtain a labeling change. For purposes of clarity, Phase IV Clinical Trials but may include a Clinical Trial of the Product that is required by the Regulatory Authority in a country to be conducted following Marketing Authorization of a Product in that country, as an explicit condition of that Marketing Authorization.

1.102       “Pivotal Clinical Trial” means (a) a Phase III Clinical Trial or, (b) a Phase II Clinical Trial solely to the extent: (i) in the United States, the protocol for that Phase II Clinical Trial shall have been reviewed by the FDA under its current Special Protocol Assessment Guidelines (or equivalent guidelines issued in the future), and any comments from the FDA on that protocol are incorporated in the final protocol for that Phase II Clinical Trial or are resolved to the FDA’s satisfaction as evidenced by further written communications from the FDA; or (ii) a process with a comparable result–acceptance of a Phase II Clinical Trial protocol as “potentially pivotal”–has occurred with the EMA/CHMP in the EU; or (iii) based on the results of that Phase II Clinical Trial, either the FDA or the EMA has determined that the Phase II Clinical Trial can be considered as a pivotal clinical trial for purposes of Regulatory Approval.

1.103       “PMA” means a pre-market approval application filed with the FDA pursuant to 21 C.F.R. Part 814.

1.104       “Product” means any therapeutic, prophylactic or diagnostic compound, substance or formulation directed against a Collaboration Target that contains, incorporates, comprises or is derived from, a Collaboration Compound. For purposes of clarity, the term Product shall not include any compound, substance or formulation that contains, incorporates, comprises or is derived from a Waived Compound and/or a Deemed Waived Compound.

1.105       “Product Trademark” means any trademark used by ArQule in connection with the Commercialization of a Product.

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

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1.106       “Program Technology” means any Technology (including any new and useful process, method of manufacture or composition of matter) that is conceived and first reduced to practice (actually or constructively), whether or not patentable, by either Party, ***, including any Technology conceived and first reduced to practice (actually or constructively) by consultants to, or Third Party contractors of, either Party in the conduct of the Research Program and/or any Development Program.

1.107       “Proprietary Materials” means any tangible chemical, biological or physical materials that (a) are furnished by or on behalf of one Party to the other Party in connection with this Agreement, whether or not specifically designated as proprietary by the Transferring Party, or (b) are otherwise collected, conceived or reduced to practice in the conduct of the Research Program and/or the Development Program.

1.108       “Regulatory Authority” means any national, international, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity with authority over the distribution, importation, exportation, manufacture, production, use, storage, transport, clinical testing, pricing, sale or reimbursement of a Collaboration Compound or Product in the Territory, including the FDA and the EMA.

1.109       “Regulatory Approval” means, with respect to any country or region in the Territory, any approval, product and establishment license, registration or authorization of any Regulatory Authority required for the manufacture, use, storage, importation, exportation, transport or distribution of the Collaboration Compound or any Product for use in the Field in such country or region.

1.110       “Regulatory Filing” means, collectively: (a) any IND, BLA, CTA, MAA, PMA, establishment license application, DMF, application for designation as an “Orphan Product(s)” under the Orphan Drug Act, for “Fast Track” status under Section 506 of the FDCA (21 U.S.C. § 356) or for a Special Protocol Assessment under Section 505(b)(4)(B) and (C) of the FDCA (21 U.S.C. § 355(b)(4)(B)) and all other similar filings (including counterparts of any of the foregoing in any country or region in the Territory); (b) all supplements and amendments to any of the foregoing; and (c) all data and other information contained in, and correspondence relating to, any of the foregoing.

1.111       “Research” means the research activities to be conducted by each Party as set forth in any Research Plan.

1.112       “Research Activities” means, collectively, ArQule Research Activities and Beryllium Research Activities.

1.113       “Research Plan” means the written plan to be prepared by the Parties and approved by the JSC and thereafter attached to this Agreement as Schedule 1 within sixty (60) days of the Effective Date describing (a) the Research Activities to be conducted by each Party for each stage of the Research Program during each Contract Year during the Term in conducting the Research Program pursuant to this Agreement; (b) a timeline for such Research Activities; (c) the estimated costs to be accrued by each such Party applicable to such Research Activities (the “Research Program Budget”); (d) the criteria to be used by the Parties to

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

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determine whether to advance any ArQule Compound through each stage of the Research Program; and (e) to the extent mutually agreed by the Parties, the allocations of the costs payable one Party to the other Party for costs applicable to such Research Activities incurred prior to the Lead Optimization Completion Date.

1.114       “Research Program” means the research program to be conducted during the Research Program Term pursuant to which each Party shall conduct Research Activities on ArQule Compounds and Joint Program Compounds to identify potential Collaboration Compounds.

1.115       “Research Program Term” means the period beginning on the Effective Date and ending on the last day of the second Contract Year; provided, that, (a) the Research Program Term may be extended for*** by mutual consent of the Parties not less than ninety (90) days’ prior to the expiration of the then-applicable period and (b) if this Agreement is terminated prior to the end of the Research Program Term, the effective date of such early termination shall become the last day of the Research Program Term.

1.116       “Serious Adverse Event” means any untoward medical occurrence with respect to a Collaboration Compound or Product that, at any dose, results in death, is life-threatening, requires inpatient hospitalization or prolongation of existing hospitalization, results in persistent or significant disability/incapacity, or is a congenital anomaly/birth defect, as defined more fully in 21 CFR § 312.32.

1.117       “Shared Costs” means all out-of-pocket costs and internal costs, other than Excluded Costs, that are incurred by a Party (or for its account by an Affiliate or a Third Party) after the Lead Optimization Completion Date in connection with (a) the performance of Research Activities with respect to any ArQule Compound and/or Joint Program Compound after the Lead Optimization Completion Date and (b) the performance of Development Activities with respect to any Collaboration Compound that is directed against a Collaboration Target. For purposes of this definition, (a) out-of-pocket costs means the actual amounts paid to a Third Party for specific external Research Activities or Development Activities applicable to an ArQule Compound, Joint Program Compound or Collaboration Compound, as the case may be, including, (i) all fees required for, and other costs associated with, any Regulatory Filings in the Territory, (ii) all Patent Costs related to the preparation, prosecution, filing and maintenance of Compound-Specific Patent Rights applicable to an ArQule Compound, Joint Program Compound and/or Collaboration Compound as provided in Article 10, and (iii) the costs and expenses incurred by ArQule in connection with its acquisition of rights to any Third Party Development Technology as provided in Section 4.5, and (iv) the legal costs and expenses, and the fees and expenses of any Third Party consultant, incurred in connection with the implementation of any Out-Licensing Plan, including the negotiation and execution of agreements with respect to a potential or actual Out-Licensing Transaction; (b) internal costs means the applicable FTE Cost for FTEs utilized in the relevant period on activities directly relating to Research Activities conducted on an ArQule Compound, Joint Program Compound and/or Collaboration Compound to the extent occurring after the Lead Optimization Completion Date in accordance with an approved Research Plan or Development Activities in accordance with an approved Development Plan and/or in connection with the negotiation and execution of agreements with respect to a potential or actual Out-Licensing Transaction; and (c) the out-of-

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

15

pocket and internal costs shall include costs directly attributable to the conduct of all Manufacturing Process Development activities and for the Manufacture of an ArQule Compound, Joint Program Compound and/or Collaboration Compound, and/or any raw materials or intermediates used in the Manufacture of the an ArQule Compound, Joint Program Compound and/or Collaboration Compound, for use in any of the activities described in this definition.

1.118       “Significant Development Event” means any of the following material Development events, a summary of which shall be included in any Development Report: (a) any material interaction and/or written correspondence between ArQule and any Regulatory Authority with respect to any Collaboration Compound or Product during the period covered by the Development Report; (b) any material event or result with respect to any GLP Toxicity Study and/or Clinical Trial involving any Collaboration Compound or Product during the period covered by the Development Report; and (c) any material event that occurs under a license agreement that is executed by ArQule in connection with an Out-Licensing Transaction.

1.119       “Technology” means, collectively, inventions, discoveries, improvements, trade secrets and proprietary methods, whether or not patentable, including: (a) methods of manufacture or use of, and structural and functional information pertaining to, chemical compounds and (b) compositions of matter, data, formulations, processes, techniques, *** and results. For clarity, “Technology” excludes Patent Rights and Proprietary Materials.

1.120       “Territory” means every country or territory in the world.

1.121       “Third Party” means a Person other than ArQule and Beryllium and their respective Affiliates.

1.122       “Unanimous Decision” means any decision with respect to the ***to be included in any ***.

1.123       “Waived Compound” means any Collaboration Compound or Product (a) with respect to which Beryllium has exercised any Opt-Out Right pursuant to Section 4.10, (b) that is otherwise deemed to be a Deemed Waived Compound or Waived Compound pursuant to Sections 4.8.3 and/or 11.3.3(d)(i) or (c) following the termination of this Agreement with respect to any such Collaboration Compound or Product pursuant to Section 11.2.1.

Additional Definitions. In addition, each of the following definitions shall have the respective meanings set forth in the section of this Agreement indicated below:

Definition	Section
AAA	14.1.1
Additional Targets	3.3
Agreement	Preamble
Alliance Manager	2.3.1
ArQule	Preamble
ArQule Indemnitees	13.2
ArQule Indemnity Claims	13.2
Audited Party	4.8.4

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

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Definition	Section

Beryllium	Preamble
Beryllium Deferred Shared Costs	4.8.3
Beryllium Improvements	1.28
Beryllium Indemnitees	13.1
Beryllium Indemnity Claims	13.1
Collaboration Compound Notice	3.2
Commercialization Report	5.8
Deemed Waived Compound	4.8.3
Deemed Waived Compound Payments	4.8.3
Development Report	4.7
Disclosing Party	1.46
Dispute	14.1.1
Disputed Matter Distributor	2.1.5 Schedule 2
Early Stage Opt-Out Notice	4.10.1
Early Stage Opt-Out Notice Period	4.10.1
Early Stage Opt-Out Right	4.10.1
Early Stage Separation Date	4.10.1
Early Stage Waived Compound Payments	4.10.1
Effective Date	Preamble
Filing Party	10.1.4
ICH	3.1.3(b)
Indemnified Party	13.3
Indemnifying Party	13.3
Infringement	10.2.1(a)(i)
Infringement Notice	10.2.1(a)(i)
Infringement Response	10.2.1(a)(ii)
JOC	2.2.1
JSC	2.1.1
Late Stage Opt-Out Notice	4.10.3
Late Stage Opt-Out Notice Period	4.10.3
Late Stage Opt-Out Right	4.10.3
Late Stage Separation Date	4.10.3
Late Stage Waived Compound Payments	4.10.3
Losses	13.1
Mid Stage Opt-Out Notice	4.10.2
Mid Stage Opt-Out Notice Period	4.10.2
Mid Stage Opt-Out Right	4.10.2
Mid Stage Separation Date	4.10.2
Mid Stage Waived Compound Payments	4.10.2
Net Income Payments	6.1
Net Income Quarterly Report	6.2.1
Net Sales	Schedule 2
Patent Coordinator	9.4
Party/Parties	Preamble

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

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Definition	Section

Payment Cure Expiration Date	4.8.3
PDF	14.6
Receiving Party	1.46
Recipient Party	7.5
Recovery	10.2.1(d)
Rejected Compounds	3.2
Research Program Budget	1.113
Research Reports	3.1.4(b)
Suit	14.3
Term	11.1
Third Party Development Technology	4.5
Transferring Party	7.5

2.          GOVERNANCE

2.1          Joint Steering Committee.

2.1.1       Establishment. Within thirty (30) days after the Effective Date, Beryllium and ArQule shall establish the Joint Steering Committee (the “JSC”). The JSC shall have and perform the responsibilities set forth in Section 2.1.4; provided, that, the JSC shall have no authority to amend this Agreement. Unless otherwise agreed by the Parties, the term for the JSC shall commence as of the Effective Date and continue until the earlier of the expiration of the Term or the earlier termination of this Agreement.

2.1.2       Membership. Upon establishment of the JSC, each Party shall designate in writing, in its sole discretion, an equal number of members to the JSC, which the Parties anticipate will be two (2) members each. The JSC may change its size from time to time by mutual consent of its members and each Party may replace its representatives at any time upon written notice to the other Party; provided, that, subject to Section 2.2.3, the JSC will at all times consist of equal numbers of members appointed by each Party. Unless otherwise agreed by the Parties, one of ArQule’s designees and one of Beryllium’s designees shall be designated as co-chairs of the JSC. The role of the co-chairs shall be to convene and preside at all meetings of the JSC and to ensure the preparation of meeting minutes, but the co-chairs shall have no additional powers or rights beyond those held by other JSC representatives. Initial designees to the JSC shall be designated by each Party by written notice to the other Party as soon as is reasonably practicable following the Effective Date. Each Party shall have the right at any time to substitute individuals, on a permanent or temporary basis, for any of its previously designated representatives to the JSC by giving written notice to the other Party’s Alliance Manager.

2.1.3       Meetings.

(a)          Schedule of Meetings; Agenda. The JSC shall establish a schedule of times for regular meetings, taking into account, without limitation, the planning needs of the Research Program, the Development Program and/or the Commercialization of Products and the responsibilities of the JSC. Special meetings of the JSC may be convened by any member upon not less than thirty (30) days (or, if such meeting is proposed to be conducted by teleconference,

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

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upon not less than ten (10) days) written notice to the other members; provided, that (i) notice of any special meeting may be waived at any time, either before or after the special meeting and (ii) attendance of any member at a special meeting shall constitute a valid waiver of notice of such member. In no event will the JSC meet less frequently than once every Calendar Quarter. Regular and special meetings of the JSC may be held in person or by teleconference or videoconference; provided, that (i) the Parties shall hold at least two (2) meetings per Calendar Year in person and (ii) meetings held in person shall alternate between the respective offices of the Parties or be held at other locations as may be mutually agreeable to the JSC members. The Alliance Managers shall alternate responsibility for (i) consulting with each other to include topics each Party wishes to discuss and preparing and circulating to each JSC member an agenda for each JSC meeting not later than one (1) week before the meeting; and (ii) acting as secretary of each JSC meeting and keeping minutes of such JSC meeting pursuant to Section 2.1.3(c). The Alliance Managers shall attend all meetings of the JSC as non-voting participants. Representatives, presenters or experts of each Party or of its Affiliates who are not members of the JSC (including Patent Coordinators or external advisers) may attend JSC meetings as non-voting observers.

(b)          Quorum; Voting; Decisions. At each JSC meeting, (i) the presence in person of at least one (1) member designated by each Party shall constitute a quorum and (ii) the representatives of a Party shall have one (1) collective vote on all matters before the JSC at such meeting. All decisions of the JSC shall be made by unanimous vote. The JSC may also act by written consent signed by at least one (1) member designated by each Party. Whenever any action by the JSC is called for hereunder during a time period in which the JSC is not scheduled to meet, the co-chairs may call a special meeting or circulate a written consent to the JSC in order to enable the JSC to address, and if agreed, take, the action in the requested time period.

(c)          Minutes. The Alliance Manager that is responsible for acting as secretary at any JSC meeting shall have the responsibility for keeping minutes of such JSC meeting that record all decisions and all actions recommended or taken in reasonable detail. Drafts of the minutes shall be prepared and circulated to the members of the JSC by the responsible Alliance Manager within twenty (20) Business Days after the meeting. Each member of the JSC shall have the opportunity to provide comments on the draft minutes. Draft minutes shall be approved, disapproved and revised as soon as practicable, provided, that, if comments are not received from a Party within ten (10) Business Days following their circulation, then such minutes shall be deemed to have been approved by such Party. Upon approval, final minutes of each meeting shall be circulated to the members of the JSC by the responsible Alliance Manager.

(d)          Expenses. Beryllium and ArQule shall each bear all expenses of their respective JSC representatives and Alliance Managers related to their participation on the JSC and attendance at JSC meetings.

2.1.4       Responsibilities. The JSC shall be responsible for overseeing the conduct and progress of the Research Program, the Development Program and the Commercialization of Products. Without limiting the foregoing, the JSC shall have the following responsibilities:

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

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(a)          reviewing and approving all Research Plans and reviewing all Development Plans;

(b)         strategic oversight with respect to the conduct of the Research Program and the Development Program;

(c)          reviewing all data and updates with respect to the conduct of the Research Program, including the Research Reports, the Development of each Collaboration Compound and Product, including the Development Reports, and the Commercialization of each Product by ArQule, including the Commercialization Reports;

(d)         establishing any new committees or subcommittees under the JSC;

(e)          attempting to resolve all matters between the Parties that are in dispute; and

(f)          making such other decisions as may be delegated to the JSC pursuant to this Agreement or by mutual written agreement of the Parties during the Term.

2.1.5       Dispute Resolution. The JSC members shall use reasonable efforts in good faith to reach agreement on any and all matters. If, despite such reasonable efforts, agreement on a particular matter cannot be reached by the JSC *** after the JSC first meets to consider such matter or such later date as may be mutually acceptable to the Parties (each such matter, a “Disputed Matter”), the co-chairs shall refer such Disputed Matter to the Executive Officers of the Parties who shall promptly initiate discussions in good faith to resolve such Disputed Matter. If the Disputed Matter is not resolved by the aforementioned Executive Officers *** from the date the Disputed Matter is first referred to the Executive Officers, then (a) if the Disputed Matter involves a Beryllium Decision, the Executive Officer of Beryllium shall have the right to make the final decision on such Disputed Matter, but shall only exercise such right in good faith after full consideration of the positions of both Parties; (b) if the Disputed Matter involves an ArQule Decision, the Executive Officer of ArQule shall have the right to make the final decision on such Disputed Matter, but shall only exercise such right in good faith after full consideration of the positions of both Parties; (c) if the Disputed Matter involves a Unanimous Decision, such Disputed Matter must be promptly resolved by the Executive Officers and shall not be submitted to arbitration for resolution pursuant to Section 14.1; and (d) if the Disputed Matter involves any other matter, including (i) whether or not a Party has materially breached any of its obligations under this Agreement, or (ii) any matter with respect to the payment of consideration pursuant to Article 6, such Disputed Matter shall be submitted to arbitration pursuant to Section 14.1.

2.2          Joint Operational Committee.

2.2.1       Establishment. Within thirty (30) days after the Effective Date, Beryllium and ArQule shall establish the Joint Operational Committee (the “JOC”). The JOC shall have and perform the responsibilities set forth in Section 2.2.4; provided, that, the JOC shall have no authority to amend this Agreement. Unless otherwise agreed by the Parties, the

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

20

term for the JOC shall commence as of the Effective Date and continue until the earlier of the expiration of the Term or the earlier termination of this Agreement.

2.2.2       Membership. Upon establishment of the JOC, each Party shall designate in writing, in its sole discretion, an equal number of members to the JOC, which the Parties anticipate will be three (3) members each. The JOC may change its size from time to time by mutual consent of its members and each Party may replace its representatives at any time upon written notice to the other Party; provided, that, subject to Section 2.2.3, the JOC will at all times consist of equal numbers of members appointed by each Party. Unless otherwise agreed by the Parties, one of ArQule’s designees and one of Beryllium’s designees shall be designated as co-chairs of the JOC. The role of the co-chairs shall be to convene and preside at all meetings of the JOC and to ensure the preparation of meeting minutes, but the co-chairs shall have no additional powers or rights beyond those held by other JOC representatives. Initial designees to the JOC shall be designated by each Party by written notice to the other Party as soon as is reasonably practicable following the Effective Date. Each Party shall have the right at any time to substitute individuals, on a permanent or temporary basis, for any of its previously designated representatives to the JOC by giving written notice to the other Party’s Alliance Manager.

2.2.3       Meetings.

(a)          Schedule of Meetings; Agenda. The JOC shall establish a schedule of times for regular meetings, taking into account, without limitation, the planning needs of the Research Program, the Development Program and/or the Commercialization of Products and the responsibilities of the JOC. Special meetings of the JOC may be convened by any member upon not less than thirty (30) days (or, if such meeting is proposed to be conducted by teleconference, upon not less than ten (10) days) written notice to the other members; provided, that (i) notice of any special meeting may be waived at any time, either before or after the special meeting and (ii) attendance of any member at a special meeting shall constitute a valid waiver of notice of such member. In no event will the JOC meet less frequently than once every Calendar Quarter. Regular and special meetings of the JOC may be held in person or by teleconference or videoconference; provided, that (i) the Parties shall hold at least two (2) meetings per Calendar Year in person and (ii) meetings held in person shall alternate between the respective offices of the Parties or be held at other locations as may be mutually agreeable to the JOC members. The Alliance Managers shall alternate responsibility for (i) consulting with each other to include topics each Party wishes to discuss and preparing and circulating to each JOC member an agenda for each JOC meeting not later than one (1) week before the meeting; and (ii) acting as secretary of each JOC meeting and keeping minutes of such JOC meeting pursuant to Section 2.2.3(c). The Alliance Managers shall attend all meetings of the JOC as non-voting participants. Representatives, presenters or experts of each Party or of its Affiliates who are not members of the JOC (including Patent Coordinators or external advisers) may attend JOC meetings as non-voting observers.

(b)          Quorum; Voting; Decisions. At each JOC meeting, (i) the presence in person of at least one (1) member designated by each Party shall constitute a quorum and (ii) the representatives of a Party shall have one (1) collective vote on all matters before the JOC at such meeting. All decisions of the JOC shall be made by unanimous vote. The JOC may also act by written consent signed by at least one (1) member designated by each Party.

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

21

Whenever any action by the JOC is called for hereunder during a time period in which the JOC is not scheduled to meet, the co-chairs may call a special meeting or circulate a written consent to the JOC in order to enable the JOC to address, and if agreed, take, the action in the requested time period.

(c)          Minutes. The Alliance Manager that is responsible for acting as secretary at any JOC meeting shall have the responsibility for keeping minutes of such JOC meeting that record all decisions and all actions recommended or taken in reasonable detail. Drafts of the minutes shall be prepared and circulated to the members of the JOC by the responsible Alliance Manager within twenty (20) Business Days after the meeting. Each member of the JOC shall have the opportunity to provide comments on the draft minutes. Draft minutes shall be approved, disapproved and revised as soon as practicable, provided, that, if comments are not received from a Party within ten (10) Business Days following their circulation, then such minutes shall be deemed to have been approved by such Party. Upon approval, final minutes of each meeting shall be circulated to the members of the JOC by the responsible Alliance Manager.

(d)          Expenses. Beryllium and ArQule shall each bear all expenses of their respective JOC representatives and Alliance Managers related to their participation on the JOC and attendance at JOC meetings.

2.2.4       Responsibilities. The JOC shall be responsible for (a) oversight with respect to the conduct of Research Activities and Development Activities and the Commercialization of Products; (b) reviewing and reconciling all Shared Costs; and (c) making such decisions as may be delegated to the JOC pursuant to this Agreement or by mutual written agreement of the Parties during the Term.

2.2.5       Dispute Resolution. The JOC members shall use reasonable efforts in good faith to reach agreement on any and all matters. In the event that, despite such reasonable efforts, agreement on a particular matter cannot be reached by the JOC within ten (10) days after the JOC first meets to consider such matter, then the matter shall be referred to the JSC for resolution pursuant to Section 2.1.5.

2.3          Alliance Managers.

2.3.1       Appointment. Subject to Section 2.2.3, each Party shall appoint a person who shall be responsible for overseeing and coordinating the smooth functioning of the alliance (each, an “Alliance Manager”). The Alliance Managers shall have the right to attend all meetings of the JSC and the JOC as non-voting participants and may bring to the attention of the JSC any matters or issues either of them reasonably believes should be discussed and shall have such other responsibilities as the Parties may mutually agree in writing. Each Party may replace its Alliance Manager at any time by notice in writing to the other Party’s Alliance Manager.

2.3.2       Responsibilities. The Alliance Managers shall be responsible for creating and maintaining a collaborative work environment between the Parties. Without limiting the generality of the foregoing, each Alliance Manager shall:

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

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(a)          identify and bring to the attention of the JSC or the JOC, as applicable, any disputes arising between the Parties related to this Agreement, including, any asserted occurrence of a material breach of any obligation under this Agreement by a Party;

(b)          be a point of contact and support both internally and to the other Party; and

(c)          support alliance governance activities (including the giving of proper notice of JSC and JOC meetings, the preparation, approval and circulation of minutes, and ensuring that relevant action items resulting from such meetings are appropriately carried out or otherwise addressed).

2.3.3       Appointment Not an Obligation; No Breach. The appointment of any members of the JSC, the JOC and the Alliance Managers is a right of each Party and not an obligation and shall not be a “deliverable” as defined in EITF Issue No. 00-21. Each Party shall be free to determine not to appoint members to the JSC and the JOC and not to appoint an Alliance Manager. If a Party does not appoint members of the JSC or the JOC or an Alliance Manager, it shall not be a breach of this Agreement, nor shall any consideration be required to be returned, and the other Party shall have the votes and the decision-making power of the non-appointing Party unless and until such members are appointed by the non-appointing Party.

3.          RESEARCH PROGRAM

3.1          Objectives of the Research Program.

3.1.1       Objectives. The objectives of the Research Program shall be for the Parties to conduct Research Activities with respect to ArQule Compounds and/or Joint Program Compounds in order to identify one or more ArQule Compounds and/or Joint Program Compounds that may be designated by ArQule as Collaboration Compounds.

3.1.2       Research Plan. The initial Research Plan, which describes the Research Activities to be conducted during the first Contract Year of the Research Program Term is attached hereto as Exhibit A. For each Contract Year during the Research Program Term commencing with the second Contract Year, a Research Plan shall be prepared by the Parties and submitted to the JSC for its review and approval. The Parties shall prepare and submit each Research Plan to the JSC no later than sixty (60) days prior to the end of the then-current Contract Year. Any amendment, modification or update to any Research Plan shall be set forth in a written document prepared by the Parties and reviewed by the JSC, shall specifically state that it is an amendment, modification or update to the Research Plan and shall be attached to the minutes of the meeting of the JSC at which such amendment, modification or update to be reviewed and approved.

3.1.3       Conduct of Research Program.

(a)          Diligence.

(i)         Beryllium. Beryllium shall use Commercially Reasonable Efforts during the Term to conduct the Beryllium Research Activities set forth in the applicable

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

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Research Plan, and shall commit such resources (including employees, consultants, contractors, facilities, equipment and materials) as it deems necessary to conduct such Beryllium Research Activities.

(ii)        ArQule. ArQule shall use Commercially Reasonable Efforts during the Term to conduct the ArQule Research Activities set forth in the applicable Research Plan, and shall commit such resources (including employees, consultants, contractors, facilities, equipment and materials) as it deems necessary to conduct such ArQule Research Activities.

(b)          Compliance. Each Party shall perform its obligations to conduct Research Activities under each Research Plan in compliance with all Applicable Laws. For clarity, with respect to each activity performed under a Research Plan that will or would reasonably be expected to generate data to be submitted to a Regulatory Authority in support of an IND, such activities shall be identified in the Research Plan or otherwise in writing and such Party shall comply with the regulations and guidance of the FDA that constitute GLP or GMP (or, if and as appropriate under the circumstances, International Conference on Harmonization (“ICH”) guidance or other comparable regulation and guidance of any Regulatory Authority in any country or region in the Territory).

3.1.4       Records.

(a)          Record Keeping. Each of Beryllium and ArQule shall maintain complete and accurate records of its activities in the Research Program in sufficient detail, including in sufficient detail for purposes of making patent filings, in good scientific manner, or otherwise in a manner that reflects all work done and results achieved.

(b)          Reports. Each of Beryllium and ArQule shall keep the JSC regularly informed of the progress of the Research Program. Without limiting the generality of the foregoing, at least once each Calendar Quarter during the Research Program Term and within thirty (30) days of the termination or expiration of the Research Program Term, each Party shall provide reports to the JSC in reasonable detail regarding the status of its activities, and results achieved, under the Research Program (“Research Reports”). In addition, each Party shall provide the JSC with such additional information with respect to the Research Program that it has in its Control as may be reasonably requested from time to time by the JSC.

3.2          Designation of Collaboration Compounds. Promptly following the Lead Optimization Completion Date for each ArQule Compound and/or Joint Program Compound, the JOC will review the results of such Lead Optimization and provide the JSC with prompt written notice of its identification of any ArQule Compounds and/or Joint Program Compound that the JOC reasonably determines should be designated as Collaboration Compounds which notice shall (a) identify such ArQule Compounds and/or Joint Program Compounds and (b) summarize briefly the results of the screening activities and assessments on such ArQule Compounds and/or Joint Program Compounds completed under the Research Program (each, a “Collaboration Compound Notice”). As promptly as possible following the receipt of each such Collaboration Compound Notice, the JSC shall meet and review the data and information and determine whether it shall designate any ArQule Compounds and/or Joint Program Compounds as

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

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Collaboration Compounds. If the JSC provides written notice to the Parties that it shall designate any ArQule Compounds and/or Joint Program Compounds as Collaboration Compounds, such ArQule Compounds and/or Joint Program Compounds shall be deemed to be designated as Collaboration Compounds for purposes of this Agreement as of the date of receipt of the Collaboration Compound Notice and ArQule shall have the sole right, in its sole discretion, to Develop and/or Commercialize any such Collaboration Compound as provided in this Agreement. If the JSC provides written notice to the Parties that it shall not designate any ArQule Compounds and/or Joint Program Compounds as Collaboration Compounds (collectively, “Rejected Compounds”) (a) the Parties shall discuss such decision at the JSC, and discuss whether further evaluation of such Rejected Compounds is reasonable; (b) notwithstanding anything to the contrary in this Agreement, ArQule shall have the right, in its sole discretion, to Develop and/or Commercialize any such Rejected Compound, subject to Beryllium’s right to exercise its Opt-Out Rights with respect thereto; and (c) if ArQule determines not to Develop and/or Commercialize any such Rejected Compound and Beryllium determines that it wishes to Develop and/or Commercialize any such Rejected Compound, it shall provide written notice to ArQule and the Parties shall promptly ***.

3.3          Additional Targets. The Parties shall from time to time upon the written request of either Party ***, Beryllium will provide a written proposal to ArQule, for its review and approval, which will describe the estimated timeline for Beryllium to conduct and complete Beryllium Research Activities for the ArQule Compounds and/or Joint Program Compounds directed at the Additional Target and the estimated internal and external costs applicable thereto. Upon mutual agreement of the proposed timeline and fees, (a) the Research Plan shall be amended by the Parties to add the Beryllium Research Activities for the ArQule Compounds and/or Joint Program Compounds and Additional Target and (b) the Parties will thereafter use Commercially Reasonable Efforts to initiate as soon as possible the Research Activities for such ArQule Compounds and/or Joint Program Compounds and Additional Target.

3.4          Supply of ArQule Compounds. ArQule shall be solely responsible for providing ArQule Compounds to Beryllium for use in the Research Program and shall use Commercially Reasonable Efforts to do so.

3.5          Research Program Term. The Research Program will continue until the last day of the Research Program Term.

4.          DEVELOPMENT ACTIVITIES

4.1          Preparation of Development Plans. On or before thirty (30) days from the date of designation by ArQule of each Collaboration Compound, ArQule will prepare and submit to the JSC for its review a Development Plan applicable to that Collaboration Compound. Any amendments, modifications and/or updates to each Development Plan for each Collaboration Compound and/or Product shall be prepared by ArQule and submitted to the JSC for its review and comment in accordance with Section 2.1.4, not less than thirty (30) days prior to the end of each Calendar Year.

4.2          Responsibility for Development.

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

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4.2.1       Responsibilities. Subject to Section 4.10, (a) ArQule shall have the sole right and responsibility for the conduct of all ArQule Development Activities applicable to any Collaboration Compound, including the sole right and responsibility for (i) preparing, filing and maintaining all Regulatory Filings for the Collaboration Compound and Products in its own name in the Territory and (ii) reporting to Regulatory Authorities all Adverse Events and Serious Adverse Events occurring in any Clinical Trial conducted by ArQule related to the Collaboration Compound and Products, to the extent required by Applicable Laws and (b) to the extent mutually agreed by the Parties, Beryllium shall have the sole right and responsibility for the conduct of all Beryllium Development Activities, if any, applicable to any Collaboration Compound.

4.2.2       Engagement of Third Party Contractors. ArQule shall have the right to engage Third Party contractors to perform any ArQule Development Activities, subject to the execution by each such Third Party contractor of an agreement containing provisions with respect to confidentiality and assignment of Technology that are consistent with, and comparable in scope to, Articles 7 and 8 of this Agreement.

4.3          Diligence.

4.3.1       ArQule. ArQule shall use Commercially Reasonable Efforts to (a) conduct the ArQule Development Activities applicable to each Collaboration Compound as set forth in the applicable Development Plan or (b) subject to Section 4.9, negotiate and execute an Out-Licensing Transaction applicable to each Collaboration Compound consistent with the terms set forth in the applicable Out-Licensing Plan.

4.3.2       Beryllium. Beryllium shall use Commercially Reasonable Efforts to conduct the Beryllium Development Activities, if any, applicable to each Collaboration Compound as set forth in the applicable Development Plan.

4.4          Compliance. Each of ArQule and Beryllium shall perform its respective obligations under each Development Plan in good scientific manner and in compliance with all Applicable Laws. Without limiting the above, with respect to each activity performed under any Development Plan that will or would reasonably be expected to be submitted to a Regulatory Authority in support of an IND, such Party shall comply with GLPs, GMPs or GCPs (and, if and as appropriate under the circumstances, ICH guidance or other comparable regulation and guidance of any Regulatory Authority in any country or region in the Territory).

4.5          Use of Third Party Development Technology. ArQule shall have the sole right to obtain any Technology and/or Patent Rights owned or controlled by a Third Party that are necessary to Develop any Collaboration Compound pursuant to the Development Program in accordance with any Development Plan (“Third Party Development Technology”); provided, that, (a) ***.

4.6          Supply of ArQule Compounds. ArQule shall be solely responsible for obtaining any quantities of any Collaboration Compound that may be necessary to develop such Collaboration Compound for use in the Development Program, and shall use Commercially Reasonable Efforts to do so.

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

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4.7          Records and Reports. Each of ArQule and Beryllium shall (a) maintain records of its respective Development Activities under the Development Program in sufficient detail and in good scientific manner, including in sufficient detail for purposes making patent filings, which shall fully and properly reflect all work performed and results achieved in the performance of the Development Program, and (b) keep the JSC regularly informed of the progress of its efforts to Develop each Collaboration Compound. Without limiting the above, (a) ArQule shall provide to the JSC at the end of each Calendar Quarter during the Term a reasonably detailed report (each, a “Development Report”) that summarizes (i) all ArQule Development Activities conducted and results obtained with respect to each Collaboration Compound (including the status of any GLP Toxicity Studies and/or Clinical Trials and results generated in each such Clinical Trial or GLP Toxicity Studies) over such Calendar Quarter, (ii) any Significant Development Events applicable to each Collaboration Compound and (iii) such other information with respect to Collaboration Compounds as may be reasonably requested in writing from time to time by the JSC; (b) ArQule shall report to Beryllium all Adverse Events or Serious Adverse Events with respect to any Collaboration Compound or Product, as the case may be, in the Territory, within timeframes consistent with its reporting obligations under Applicable Laws and in any event no later than *** following receipt of notification by the clinical site of a Serious Adverse Event, which report shall, in each case, include the circumstances and nature of such Serious Adverse Event; and (c) Beryllium shall provide to the JSC at the end of each Calendar Quarter during the Term a Development Report that summarizes all Beryllium Development Activities conducted and results obtained with respect to each Collaboration Compound.

4.8          Responsibility for Shared Costs.

4.8.1       Shared Costs. Subject to the exercise by Beryllium of either of its Opt-Out Rights with respect to a Collaboration Compound pursuant to Section 4.10, (a) ArQule shall be responsible for funding the ArQule Cost-Sharing Percentage of all Shared Costs incurred with respect to that Collaboration Compound; and (b) Beryllium shall be responsible for funding the Beryllium Cost-Sharing Percentage of all Shared Costs incurred with respect to that Collaboration Compound.

4.8.2       Shared Cost Reports. *** following the end of each Calendar Quarter commencing with the first full Calendar Quarter following the Collaboration Compound Designation Date with respect to a Collaboration Compound, each of ArQule and Beryllium shall submit to the JOC a written report setting forth in reasonable detail all Shared Costs incurred by each such Party over such Calendar Quarter applicable to the conduct of the Research Activities and/or Development Activities with respect to such Collaboration Compound. *** days following the receipt by the JOC of such written reports, the JOC shall prepare and submit to each Party a written report setting forth in reasonable detail (i) the calculation of all such Shared Costs incurred by both Parties over such Calendar Quarter and (ii) the calculation of the net amount owed by ArQule to Beryllium or Beryllium to ArQule in order to ensure the appropriate sharing of such Shared Costs in accordance with Section 4.8.1. The Party that is due for reimbursement of Shared Costs in the preceding Calendar Quarter shall invoice the other Party. Such payments by one Party to reimburse the other Party’s Shared Costs for the purposes of cost sharing under this Agreement shall be paid *** days of receipt of the invoice. In the event that a Party disputes in good faith the amount of the reported Shared Costs, that Party shall first pay the disputed amount and, subject to the foregoing, submit the disputed

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

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matter to the JSC for resolution. Subject to the foregoing, any invoices which remain unpaid *** beyond the scheduled payment due date may be subjected to an interest charge equal to one percent (1%) per month (twelve percent (12%) per annum), calculated from the scheduled payment due date forward.

4.8.3       Effect of Failure to Pay Shared Costs/Commercialization Expenses. If Beryllium fails to pay the Beryllium Cost-Sharing Percentage of any Shared Costs in accordance with Section 4.8.2 and/or the Beryllium Cost-Sharing Percentage of any Commercialization Expenses pursuant to Section 5.4, as the case may be, and such failure to pay continues for more than *** beyond the scheduled payment due date (the “Payment Cure Expiration Date”) then, commencing on the Payment Cure Expiration Date and without any further action by either Party, (a) the Collaboration Compound or Product that is the subject of Beryllium’s failure to pay shall be deemed to be a Waived Compound for purposes of this Agreement (each, a “Deemed Waived Compound”); (b) Beryllium shall have no further obligation to fund the Beryllium Cost-Sharing Percentage of the Shared Costs or Commercialization Expenses incurred by ArQule for such Collaboration Compound or Product (collectively, the “Beryllium Deferred Shared Costs”); (c) Beryllium shall have the right to receive from ArQule, in lieu of receiving the Beryllium Profit-Sharing Percentage of the Net Income Payments received in connection with the Commercialization of such Deemed Waived Compound, an amount equal to the Applicable Percentage of all Net Income, if any, received by ArQule in connection with the Commercialization of such Deemed Waived Compound (“Deemed Waived Compound Payments”); provided, that, any such Deemed Waived Compound Payments shall be payable by ArQule to Beryllium as follows: (i) first, ArQule shall apply the amount of any Deemed Waived Compound Payment that is otherwise due and payable to Beryllium under this Section 4.8.3 against any unpaid Beryllium Deferred Shared Costs applicable to that Deemed Waived Compound and (ii) subject to subsection (i), ArQule shall pay Beryllium the balance, if any, of the Deemed Waived Compound Payments applicable to that Deemed Waived Compound.

4.8.4       Reports; Audit Rights. Each Party shall keep and maintain for *** complete and accurate records of all Shared Costs incurred by it in the Development of each Collaboration Compound in sufficient detail to allow confirmation of same by any internationally-recognized independent certified public accountant. Either Party (the “Auditing Party”) shall have the right *** after such Shared Costs are incurred, to appoint at its expense such accountant reasonably acceptable to the other Party (the “Audited Party”) to audit the relevant records of the Audited Party or its Affiliates to verify that the amount of Shared Costs incurred have been correctly determined. The Audited Party or its Affiliates shall each make its records available for audit by the accountant during regular business hours at the place or places where the records are customarily kept, on *** from the Auditing Party. The accountant shall carry out the audit with as little disruption as possible to the business of the Audited Party. The Audited Party shall make available appropriate persons to answer relevant questions of the accountant. This audit right shall not be exercised by the Auditing Party more than once in any Calendar Year and a *** may not be audited more than once. If the accountant reasonably includes that there was an error in the determination of the amount of Shared Costs, the auditor shall give the Audited Party the reasonable opportunity to confirm the error and if the Audited Party is able to show to the reasonable satisfaction of the accountant that no error occurred *** of the accountant’s completion of the audit, the accountant shall correct its determination.

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

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Subject to the above, the accountant shall only disclose the results of that audit to the Audited Party and the Auditing Party no other details. If there was an error in the amount of Shared Costs reported by the Audited Party, (a) if the effect of the error resulted in an underpayment by the Auditing Party, the Auditing Party shall promptly pay the Audited Party the underpayment amount and (b) if the effect of the error resulted in an overpayment by the Auditing Party, the Audited Party shall promptly pay the Auditing Party the overpayment amount. The Auditing Party shall bear the full cost of the audit unless the audit discloses an error by the Audited Party of at least *** of the Shared Costs in any Calendar Year subject to that audit, in which case the Audited Party shall reimburse the Auditing Party for the costs and expenses of the accountant incurred by the Auditing Party in connection with the audit.

4.9          Out-Licensing Plan. ArQule shall have the right, in its sole discretion, to determine whether to continue to Develop and Commercialize any Collaboration Compound by providing Beryllium with written notice. If ArQule indicates in any such written notice that it wishes to continue to Develop and Commercialize such Collaboration Compound, that Collaboration Compound shall continue to be subject to Section 4.8. If ArQule indicates in any such written notice that it does not wish to continue to Develop and Commercialize such Collaboration Compound ***. If the Parties agree upon an Out-Licensing Plan and ArQule is unable to consummate an Out-Licensing Transaction with respect to a Collaboration Compound on the terms included in the applicable Out-Licensing Plan ***, ArQule shall have the right to terminate further Development and Commercialization of such Collaboration Compound pursuant to Section 11.2.1. Any dispute with respect to an Out-Licensing Plan or otherwise in connection with this Section 4.9 shall be resolved in accordance with Section 2.1.5.

4.10        Opt-Out Right; Waived Compounds.

4.10.1      Early Stage Opt-Out Right. Beryllium shall have the right (the “Early Stage Opt-Out Right”) in its sole discretion, at any time during the period commencing on the Early Stage Opt-Out Commencement Date applicable to such ArQule Compound and/or Joint Program Compound and continuing for a period of ***, to cease further funding of the Beryllium Cost-Sharing Percentage of such ArQule Compound and/or Joint Program Compound by providing ArQule with written notice (the “Early Stage Opt-Out-Notice”) which shall specify the ArQule Compound and/or Joint Program Compound with respect to which is exercising its Early Stage Opt-Out Right and shall indicate the date (the “Early Stage Separation Date”) on which the Opt-Out Right shall be effective, which shall under no circumstances be sooner than *** from the date of the Opt-Out Notice (the “Early Stage Opt-Out Notice Period”). During the Early Stage Opt-Out Notice Period, ArQule shall continue to conduct Research Activities with respect to, and Develop, the ArQule Compound and/or Joint Program Compound that is the subject of the Early Stage Opt-Out Notice in accordance with the applicable Research Plan and/or Development Plan. If Beryllium exercises its Early Stage Opt-Out Right as provided in this Section 4.10.1, then, as of the Early Stage Separation Date (a) the ArQule Compound and/or Joint Program Compound that is the subject of the Early Stage Opt-Out Right shall be deemed to be a Waived Compound for purposes of this Agreement; (b) Beryllium shall have no further obligation to fund the Beryllium Cost-Sharing Percentage of the Shared Costs incurred by ArQule for such ArQule Compound and/or Joint Program Compound; (c) Beryllium will receive from ArQule, in lieu of receiving the Beryllium Profit-Sharing Percentage of the Net Income Payments received by ArQule in connection with the Commercialization of such ArQule

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

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Compound and/or Joint Program Compound, an amount equal to (i) ***, if any, received by ArQule in connection with the Commercialization of such ArQule Compound and/or Joint Program Compound (“Early Stage Waived Compound Payments”) until such time as the ***, and (ii) the Applicable Percentage of all Net Income, if any, received by ArQule thereafter in connection with the Commercialization of such ArQule Compound and/or Joint Program Compound.

4.10.2       Mid Stage Opt-Out Right. Beryllium shall have the right (the “Mid Stage Opt-Out Right”) in its sole discretion, at any time during the period commencing on the Mid Stage Opt-Out Commencement Date applicable to such Collaboration Compound ***, to cease further funding of the Beryllium Cost-Sharing Percentage of such Collaboration Compound by providing ArQule with written notice (the “Mid Stage Opt-Out-Notice”) which shall specify the Collaboration Compound with respect to which is exercising its Mid Stage Opt-Out Right and shall indicate the date (the “Mid Stage Separation Date”) on which the Opt-Out Right shall be effective, which shall under no circumstances be *** from the date of the Opt-Out Notice (the “Mid Stage Opt-Out Notice Period”). During the Mid Stage Opt-Out Notice Period, ArQule shall continue to Develop the Collaboration Compound that is the subject of the Mid Stage Opt-Out Notice in accordance with the applicable Development Plan. If Beryllium exercises its Mid Stage Opt-Out Right as provided in this Section 4.10.2, then, as of the Mid Stage Separation Date (a) the Collaboration Compound that is the subject of the Mid Stage Opt-Out Right shall be deemed to be a Waived Compound for purposes of this Agreement; (b) Beryllium shall have no further obligation to fund the Beryllium Cost-Sharing Percentage of the Shared Costs incurred by ArQule for such Collaboration Compound; (c) Beryllium will receive from ArQule, in lieu of receiving the Beryllium Profit-Sharing Percentage of the Net Income Payments received by ArQule in connection with the Commercialization of such Collaboration Compound, ***, and (ii) the Applicable Percentage of all Net Income, if any, received by ArQule thereafter in connection with the Commercialization of such Collaboration Compound.

4.10.3       Late Stage Opt-Out Right. Beryllium shall have the right (the “Late Stage Opt-Out Right”) in its sole discretion, at any time during the period commencing on the Late Stage Opt-Out Commencement Date applicable to such Collaboration Compound ***, to cease further funding of the Beryllium Cost-Sharing Percentage of such Collaboration Compound by providing ArQule with written notice (the “Late Stage Opt-Out-Notice”) which shall specify the Collaboration Compound with respect to which is exercising its Late Stage Opt-Out Right and shall indicate the date (the “Late Stage Separation Date”) on which the Opt-Out Right shall be effective, which shall under no circumstances be *** from the date of the Opt-Out Notice (the “Late Stage Opt-Out Notice Period”). During the Late Stage Opt-Out Notice Period, ArQule shall continue to Develop the Collaboration Compound that is the subject of the Late Stage Opt-Out Notice in accordance with the applicable Development Plan. If Beryllium exercises its Late Stage Opt-Out Right as provided in this Section 4.10.3, then, as of the Late Stage Separation Date (a) the Collaboration Compound that is the subject of the Late Stage Opt-Out Right shall be deemed to be a Waived Compound for purposes of this Agreement; (b) Beryllium shall have no further obligation to fund the Beryllium Cost-Sharing Percentage of the Shared Costs incurred by ArQule for such Collaboration Compound; (c) Beryllium will receive from ArQule, in lieu of receiving the Beryllium Profit-Sharing Percentage of the Net Income Payments received by ArQule in connection with the Commercialization of such Collaboration

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

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Compound, *** (ii) the Applicable Percentage of all other Net Income, if any, received by ArQule thereafter in connection with the Commercialization of such Collaboration Compound.

5.          COMMERCIALIZATION OF PRODUCTS

5.1          Commercialization Objectives. The objectives applicable to the Commercialization of Products shall be to Develop and Commercialize Products in the Field either by ArQule or by one or more Third Parties through one or more Out-Licensing Transactions.

5.2          Preparation of Commercialization Plan. As soon as practicable and in any event *** prior to the date of filing of the first application for Marketing Authorization with respect to any Product that is not an Out-Licensed Product, ArQule shall prepare and provide to the JSC for its review a Commercialization Plan with respect to such Product which shall set forth the Commercialization activities to be conducted with respect to such Product. Each Commercialization Plan shall be updated by ArQule and reviewed by the JSC at such times as the JSC may determine, not less than once each Calendar Year.

5.3          Responsibility for Commercialization. ArQule shall be solely responsible for conduct of all aspects of the Commercialization of each Product that is not an Out-Licensed Product, including without limitation, (a) the conduct of: (i) all activities related to Clinical Trials and (ii) all pre-marketing, marketing, promotion, sales, distribution, import and export activities (including securing reimbursement, sales and marketing and conducting any post-marketing trials or databases and post-marketing safety surveillance); (b) making all Regulatory Filings for any Products and filing all Drug Approval Applications and otherwise seeking all Regulatory Approvals for any Products within the Territory, as well as all correspondence and communications with Regulatory Authorities regarding such matters; (c) reporting of all Adverse Events to Regulatory Authorities if and to the extent required by Applicable Laws; (d) the timing for the launch of any Products and for submitting applications for reimbursement with respect to any Product in any country in the Territory and (e) booking all sales of Products in the Territory.

5.4          Responsibility for Commercialization Expenses. Beryllium shall be responsible for funding the Beryllium Cost-Sharing Percentage of all Commercialization Expenses incurred by ArQule in connection with the Commercialization of any Product, subject to Section 6.1. *** of each Calendar Quarter on and after the date on which Commercialization Expenses are first incurred, ArQule shall submit to Beryllium a written report and an invoice setting forth in reasonable detail all Commercialization Expenses incurred by ArQule over such Calendar Quarter applicable to the conduct of the Commercialization activities with respect to such Product. *** following the receipt by Beryllium of such written report and invoice, Beryllium shall pay ArQule the Beryllium Cost-Sharing Percentage of such Commercialization Expenses, as reflected in the invoice. In the event that Beryllium disputes in good faith the Beryllium Cost-Sharing Percentage of any such Commercialization Expenses, as reflected in the invoice, Beryllium shall first pay the disputed amount and, subject to the foregoing, submit the disputed matter to the JSC for resolution.

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

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5.5          Commercialization Diligence. ArQule shall use Commercially Reasonable Efforts during the Term to Commercialize each Product that is not the subject of an Out-Licensing Transaction in accordance with the Commercialization Plan.

5.6          Compliance. ArQule shall perform its obligations under each Commercialization Plan in good scientific manner and in compliance in all material respects with all Applicable Laws. For purposes of clarity, with respect to each activity performed under a Commercialization Plan that will or would reasonably be expected to be submitted to a Regulatory Authority in support of a Regulatory Filing or Drug Approval Application, ArQule shall comply in all material respects with GLPs, GMPs or Good Clinical Practices (or, if and as appropriate under the circumstances, ICH guidance or other comparable regulation and guidance of any Regulatory Authority in any country or region in the Territory).

5.7          Cooperation. Beryllium shall reasonably cooperate with ArQule in the Commercialization of any Product that is not an Out-Licensed Product and, subject to the terms of this Agreement and any confidentiality obligations to Third Parties, shall provide such data, information and materials Controlled by Beryllium as is reasonably necessary for ArQule to perform its obligations under any Commercialization Plan. Beryllium shall have no obligation to generate any new data, information or materials unless specifically agreed to by the Parties in the Commercialization Plan.

5.8          Commercialization Reports. ArQule shall keep Beryllium informed of the progress of its efforts to Commercialize each Product that is not an Out-Licensed Product through annual updates to the JSC. Without limiting the generality of the foregoing, ArQule shall provide the JSC with annual written updates to each Commercialization Plan, which shall (a) summarize ArQule’s efforts to Commercialize such Product, (b) identify the Regulatory Filings and Drug Approval Applications with respect to such Product that ArQule or any of its Affiliates have filed, sought or obtained in the prior twelve (12) month period, and (c) summarize all Clinical Data generated by ArQule with respect to such Product in the Territory (each, a “Commercialization Report”).

6.          CONSIDERATION

6.1          Net Income Payments. ArQule shall pay Beryllium the Beryllium Profit-Sharing Percentage of the Net Income attributable to the Commercialization of each Product, including any Out-Licensed Product (such payments, the “Net Income Payments”) in accordance with Section 6.2. ArQule’s obligation to make Net Income Payments shall begin to accrue on the date of First Commercial Sale of the Product or the receipt of any payments by ArQule pursuant to any Out-Licensing Plan, whichever is earlier, and shall continue for so long as there are sales of such Product.

6.2          Quarterly Reports, Payments.

6.2.1       Reports. *** following the end of each Calendar Quarter following the date of First Commercial Sale of any Product or the receipt of any payments by ArQule pursuant to any Out-Licensing Plan, whichever is earlier, ArQule shall submit to the JSC and Beryllium (i) all Commercialization Expenses and License Fees (as defined in Schedule 2 attached hereto)

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

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incurred by it with respect to such Product over such Calendar Quarter and (ii) a written report (the “Net Income Quarterly Report”) that sets forth, in reasonable detail (A) for Products that are not Out-Licensed Products, the Net Sales and Cost of Goods applicable to such Product in the Territory over such Calendar Quarter (B) for all Products, including Out-Licensed Products, the calculation of Net Income for such Product, determined in accordance with Schedule 2 attached hereto and (C) the calculation of (1) the amount of Net Income Payments payable to Beryllium in accordance with the Beryllium Profit-Sharing Percentage for that Product or (2) if Commercialization Expenses and License Fees incurred with respect to that Product over such Calendar Quarter exceed the amount of Net Income for such Product over such Calendar Quarter, the amount of such loss payable by Beryllium to ArQule in accordance with the Beryllium Profit-Sharing Percentage for that Product.

6.2.2       Payments. The amount of the Net Income Payments payable to Beryllium shall be paid by ArQule concurrently with the issuance of each Net Income Quarterly Report. The amount of any loss payable to ArQule shall be paid by Beryllium within ten (10) days of the issuance of each Net Income Quarterly Report.

6.2.3       Reports; Audit Rights. ArQule shall keep and maintain *** complete and accurate records of all Commercialization Expenses, License Fees and Out-Licensing Costs and Expenses incurred in connection with the Commercialization of any Product in sufficient detail to allow confirmation of same by an independent certified public accountant. Beryllium shall have the right for *** after such Commercialization Expenses, License Fees and Out-Licensing Costs and Expenses are incurred, to appoint at its expense an independent certified public accountant reasonably acceptable to ArQule to audit the relevant records of ArQule or its Affiliates to verify that the amount of Commercialization Expenses, License Fees and Out-Licensing Costs and Expenses incurred have been correctly determined. ArQule or its Affiliates shall each make its records available for audit by the independent certified public accountant during regular business hours at such place or places where such records are customarily kept, *** written notice from Beryllium. Such audit right shall not be exercised by Beryllium more than once in any Calendar Year *** may be audited more than once. The independent certified public accountant will only disclose the results (any sums either over/under paid) of such audit to the Beryllium and no other details. In the event there was an error in the amount of such Commercialization Expenses, License Fees and Out-Licensing Costs and Expenses reported by ArQule hereunder, (a) if the effect of the error resulted in an underpayment, ArQule shall promptly, on receipt of an invoice, make payment to Beryllium of the underpayment amount and (b) if the effect of the error resulted in an overpayment, Beryllium shall promptly on receipt of an invoice make payment to ArQule of the overpayment amount. Beryllium shall bear the full cost of such audit unless such audit discloses an error by ArQule of *** of the aggregate amount of the Commercialization Expenses, License Fees and Out-Licensing Costs and Expenses in any Calendar Year subject to such audit, in which case ArQule shall reimburse Beryllium for all costs incurred by Beryllium in connection with such audit.

6.3          Overdue Payments. All payments not made by a Party to the other Party when due under this Agreement, shall bear interest at a rate of one percent (1%) per month from the due date until paid in full or, if less, the maximum interest rate permitted by Applicable Laws. Any such overdue payment shall, when made, be accompanied by, and credited first to, all interest so accrued.

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

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6.4          Payments; Withholding Tax.

6.4.1       Payments in U.S. Dollars. All payments made by ArQule under this Article 6 shall be made by wire transfer from a banking institution in the United States in U.S. Dollars in accordance with instructions given in writing from time to time by the other Party.

6.4.2       Withholding Taxes. If Applicable Laws require withholding of income or other taxes imposed upon any payments made by ArQule to Beryllium under this Agreement, ArQule shall (a) make such withholding payments as may be required, (b) subtract such withholding payments from such payments, (c) submit appropriate proof of payment of the withholding taxes to Beryllium within a reasonable period of time, and (d) promptly provide Beryllium with all official receipts with respect thereto. ArQule shall render Beryllium reasonable assistance in order to allow Beryllium to obtain the benefit of any present or future treaty against double taxation which may apply to such payments.

6.4.3       Foreign Currency Exchange. If, in any Calendar Quarter, Net Sales are made in any currency other than United States Dollars, such Net Sales shall be converted into United States Dollars as follows:

(A/B), where

A = foreign “Net Sales” (as defined above) in such Calendar Quarter expressed in such foreign currency; and

B = the applicable foreign exchange conversion rate, expressed in local currency of the foreign country per United States Dollar (using, as the applicable foreign exchange rate, the average of the daily closing rates published in the eastern edition of The Wall Street Journal under the heading “Money Rates,” or any other mutually agreed upon source, for such Calendar Quarter).

7.          TREATMENT OF CONFIDENTIAL INFORMATION; PUBLICITY.

7.1          Confidentiality.

7.1.1       Confidentiality Obligations. Beryllium and ArQule each recognizes that the other Party’s Confidential Information and Proprietary Materials constitute highly valuable assets of such other Party. Beryllium and ArQule each agrees that (a) subject to Section 7.1.2, during the Term and for an additional five (5) years after termination or expiration of this Agreement it will not disclose, and will cause its Affiliates not to disclose, any Confidential Information or Proprietary Materials of the other Party and (b) it will not use, and will cause its Affiliates not to use, any Confidential Information or Proprietary Materials of the other Party, except as expressly permitted in this Agreement.

7.1.2       Limited Disclosure. Beryllium and ArQule each agrees that disclosure of its Confidential Information or any transfer of its Proprietary Materials may be made by the other Party to any Affiliate, employee, consultant, contractor, subcontractor, agents or other Third Parties to enable such other Party to exercise its rights or to carry out its responsibilities under this Agreement; provided, that any such disclosure or transfer shall only be made to Persons who

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

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are bound by written obligations no less restrictive than those described in Section 7.1.3. In addition, Beryllium and ArQule each agrees that the other Party may disclose its Confidential Information (a) on a need-to-know basis to such other Party’s professional, legal and financial advisors, (b) as reasonably necessary in connection with an actual or potential (i) permitted license or sublicense of such other Party’s rights hereunder, (ii) debt or equity financing of such other Party, (iii) merger, acquisition, consolidation, share exchange or other similar transaction involving such Party and any Third Party or (iv) equipment lease or real estate lease, (c) to any Third Party that is or may be engaged by a Party to perform services in connection with the Research Program, any Development Plan and/or the Commercialization of Products as necessary to enable such Third Party to perform such services, and (d) for any other purpose with the other Party’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that, any such disclosure or transfer shall only be made to Persons who are bound by written obligations no less restrictive than those described in Section 7.1.3. Each Party further agrees that the other Party may disclose such Party’s Confidential Information or provide such Party’s Proprietary Materials (A) as reasonably necessary to file, prosecute or maintain Patent Rights, or to file, prosecute or defend litigation related to Patent Rights, in accordance with this Agreement, provided, that in the case of any disclosure under this clause (A), the Disclosing Party shall provide the other Party with reasonable advance notice of and an opportunity to comment on any such required disclosure or (B) as required by Applicable Laws; provided, that in the case of any disclosure under this clause (B), the Disclosing Party shall (1) if practicable, provide the other Party with reasonable advance notice of and an opportunity to comment on any such required disclosure and (2) if requested by the other Party, cooperate in all reasonable respects with the other Party’s efforts to obtain confidential treatment or a protective order with respect to any such disclosure, at the other Party’s expense.

7.1.3       Employees and Consultants. Beryllium and ArQule each hereby represents that all of its employees, consultants and Third Party contractors, and all of the employees and consultants of its Affiliates, who have access to Confidential Information or Proprietary Materials of the other Party are or will, prior to having such access, be bound by written obligations to maintain such Confidential Information or Proprietary Materials in confidence and not to use such Confidential Information, except as expressly permitted in this Agreement. Each Party agrees to use, and to cause its Affiliates to use, commercially reasonable efforts to enforce such obligations and to prohibit its employees and consultants from using such information except as expressly permitted hereunder. Each Party will be liable to the other for any disclosure or misuse by its employees, consultants, Affiliates and Third Party contractors of Confidential Information or Proprietary Materials of the other Party.

7.2          Publicity. The Parties shall, upon the execution of this Agreement, issue a joint press release with respect to this Agreement in substantially the form attached hereto as Schedule 3, and each Party may make subsequent public disclosure of the contents of such press release without further approval of the other Party. Subject to the foregoing, except as required by Applicable Laws, neither Party shall issue a press or news release or make any similar public announcement (it being understood that publication in scientific journals, presentation at scientific conferences and meetings and the like are intended to be covered by Section 7.3 and not subject to this Section 7.2) related to the Research Program, the Development Program, the Commercialization of Products or the terms and conditions of this Agreement without the prior

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

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written consent of the other Party. In addition, (a) a copy of this Agreement may be filed by ArQule with the U.S. Securities and Exchange Commission, or comparable administrative/regulatory body in other jurisdictions, if such filing is required by Applicable Laws; (b) in connection with any such filing, ArQule shall endeavor to obtain confidential treatment of economic and trade secret information, and shall provide Beryllium with the proposed confidential treatment request with reasonable time for Beryllium to provide comments, which comments shall be reasonably considered by ArQule; and (c) ArQule shall be expressly permitted to publicly announce the occurrence of any event with respect to this Agreement that ArQule reasonably believes is material to ArQule.

7.3          Publications and Presentations. The JOC will establish rules and procedures for scientific and medical publications and presentations, relating to this Agreement. Such rules and procedures will include requirements for reasonable advance notice and expeditious review of proposed publications and presentations with respect to each Collaboration Compound or Product. Unless otherwise determined by the JSC, the JOC shall report to the JSC. Notwithstanding the foregoing, (a) except for disclosures permitted pursuant to Section 7.2, either Party, its employees or consultants wishing to make a publication shall deliver to the other Party a copy of the proposed written publication or an outline of an oral disclosure at least five (5) days prior to submission for publication or presentation, (b) the reviewing Party shall have the right to require a delay of up to ninety (90) days in publication or presentation in order to enable patent applications protecting each Party’s rights in such information to be filed, and (c) each Party shall have the right to prohibit disclosure of any of its Confidential Information in any such proposed publication or presentation. In any permitted publication or presentation by a Party, the other Party’s contribution shall be duly recognized, and authorship shall be determined in accordance with customary standards.

7.4          Permitted Publications. Notwithstanding Sections 7.2 and 7.3, either Party may include in a public disclosure or in a scientific or medical publication or representation, without prior delivery to or approval by the other Party, any information which has previously been included in a public disclosure or scientific or medical publication that has been approved pursuant to Section 7.2 or reviewed pursuant to Section 7.3 or published or publicly disclosed by the other Party. A Party relying on this Section 7.4 shall bear the burden of establishing that information has previously been included in a public disclosure or scientific or medical publication that has been approved pursuant to Section 7.2 or reviewed pursuant to Section 7.3 or published or publicly disclosed by the other Party.

7.5          Use of Proprietary Materials. From time to time during the Term, either Party (the “Transferring Party”) may supply the other Party (the “Recipient Party”) with Proprietary Materials of the Transferring Party for use in the Research Program and/or any Development Program. In connection therewith, each Recipient Party hereby agrees that (a) it shall not use such Proprietary Materials for any purpose other than exercising its rights or performing its obligations hereunder; (b) it shall use such Proprietary Materials only in compliance with all Applicable Laws; (c) it shall not transfer any such Proprietary Materials to any Third Party without the prior written consent of the Transferring Party, except for the transfer of Collaboration Compounds and Products for use in Clinical Trials; (d) the Recipient Party shall not acquire any rights of ownership, or title in or to, such Proprietary Materials as a result of such supply by the Transferring Party; and (e) upon the expiration or termination of this Agreement,

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

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the Recipient Party shall, if and as instructed by the Transferring Party, either destroy or return any such Proprietary Materials that are not the subject of the grant of a continuing license hereunder.

8.          GRANT OF LICENSES

8.1          Grant of License to ArQule.

8.1.1        Grant of License. Subject to the terms of this Agreement, Beryllium hereby grants ArQule an exclusive, worldwide license, including the right to grant sublicenses as provided in Section 8.1.2, under the Licensed Technology and the Licensed Patent Rights solely to research, Develop, Manufacture and Commercialize Collaboration Compounds, Waived Compounds, Deemed Waived Compounds, Rejected Compounds, and/or Products that are directed against Collaboration Targets for use in the Field and in the Territory. For clarity, the foregoing license shall not include the grant of any rights to ArQule under any Technology or Patent Rights Controlled by Beryllium for any use that is not directed to the research, Development, Manufacture and/or Commercialization of Collaboration Compounds, Waived Compounds, Deemed Waived Compounds, Rejected Compounds and/or Products that are directed against Collaboration Targets for use in the Field.

8.1.2       Right to Sublicense. ArQule shall have the right to grant sublicenses under the license granted to it under Section 8.1.1 (a) to any of its Affiliates, and (b) to any Third Party, (i) engaged by it to conduct Development and/or Commercialization activities, including without limitation contract research organizations, regulatory affairs consultants and promotion consultants, upon written notice to Beryllium and subject to the execution by each such Third Party of an agreement containing provisions with respect to confidentiality and assignment of Technology that are consistent with, and comparable in scope to, Articles 7 and 8, and (ii) with respect to the Development and/or Commercialization of any Collaboration Compounds and Products by ArQule as part of any Out-Licensing Transaction; provided, that, ArQule shall provide Beryllium with a copy of any such sublicense agreement executed by ArQule pursuant to this Section 8.1.2 within thirty (30) days after execution.

8.2          Grants of License to Beryllium.

8.2.1       Grant of Research License. Subject to the other terms of this Agreement, ArQule hereby grants to Beryllium an exclusive, royalty-free, license during the Research Program Term, with the right to grant sublicenses solely as provided in Section 8.2.2, under ArQule Technology, ArQule Patent Rights and ArQule’s interest in Joint Program Technology and Joint Program Patent Rights for the sole purpose of conducting Beryllium Research Activities as part of the Research Program.

8.2.2       Right to Sublicense. Beryllium shall have the right to grant sublicenses under the license granted to it under Sections 8.2.1 to any of its Affiliates and to any Third Party engaged by it solely to conduct Beryllium Research Activities upon written notice to ArQule, subject to the execution by each such Third Party of an agreement containing provisions with respect to confidentiality and assignment of Technology that are consistent with, and comparable in scope to, Articles 7 and 9.

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

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8.3          No Other Rights. ArQule shall have no rights to use or otherwise exploit Licensed Technology, Licensed Patent Rights, or Beryllium Materials, and Beryllium shall have no rights to use or otherwise exploit ArQule Technology, ArQule Background Patent Rights, ArQule Program Patent Rights or ArQule Materials, in each case, except as expressly set forth in this Agreement.

9.          INTELLECTUAL PROPERTY RIGHTS; USE OF TECHNOLOGY

9.1          Beryllium Intellectual Property Rights. Beryllium shall have sole and exclusive ownership of all right, title and interest on a worldwide basis in and to any and all Licensed Patent Rights, Licensed Technology, Beryllium Background Patent Rights, Beryllium Program Patent Rights, Beryllium Technology and Beryllium Materials. Beryllium shall have the right to freely use Licensed Patent Rights, Licensed Technology, Beryllium Background Patent Rights, Beryllium Program Patent Rights, Beryllium Technology and Beryllium Materials for all purposes other than those directed at Commercialization Compounds without any obligation to ArQule.

9.2          ArQule Intellectual Property Rights. ArQule shall have sole and exclusive ownership of all right, title and interest on a worldwide basis in and to any and all ArQule Background Patent Rights, ArQule Program Patent Rights, ArQule Technology and ArQule Materials. ArQule shall have the right to use ArQule Background Patent Rights, ArQule Program Patent Rights, ArQule Technology and ArQule Materials without any obligation to Beryllium.

9.3          Joint Program Technology Rights; Joint Program Compounds. ArQule and Beryllium shall jointly own all Joint Program Technology, Joint Program Patent Rights and Joint Program Compounds. Notwithstanding anything to the contrary contained in this Agreement or under Applicable Laws, subject to the licenses granted by each Party to the other Party pursuant to Section 9.1 and except to the extent set forth in Article 8, the Parties hereby agree that (a) during the Term of this Agreement, neither Party shall have the right to use or license or sublicense to Affiliates or Third Parties all or any portion of its interest in Joint Program Technology or Joint Program Patent Rights for any purpose within the Field, without the prior written consent of the other Party and (b) on and after the termination or expiration of this Agreement, either Party may use or license or sublicense to Affiliates or Third Parties all or any portion of its interest in Joint Program Technology or Joint Program Patent Rights for any purpose within and outside of the Field, without the prior written consent of the other Party, without restriction and without the obligation to provide compensation or an accounting to the other Party. Notwithstanding anything to the contrary in this Agreement or under Applicable Laws, neither Party may use or exploit any Joint Program Compounds unless and until the Parties execute a subsequent written agreement detailing the rights and obligations of the Parties with respect thereto. Notwithstanding the above, Beryllium shall at all times have the right to use Joint Program Technology for Beryllium Permitted Production.

9.4          Patent Coordinators. Each Party shall appoint a patent coordinator reasonably acceptable to the other Party (each, a “Patent Coordinator”) to serve as such Party’s primary liaison with the other Party on matters relating to patent filing, prosecution, maintenance and enforcement of Patent Rights under this Agreement. Each Party may replace its Patent

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

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Coordinator at any time by notice in writing to the other Party. The initial Patent Coordinators shall be:

For Beryllium:              [To be provided]

For ArQule:                  Peter Lawrence

9.5          Notice; Inventorship. Each Party hereby agrees to promptly notify the other Party, through the Patent Coordinators, of the conception or reduction to practice of any Program Technology and to promptly execute any documents that may be necessary to perfect the other Party’s rights in and to such Program Technology. The Patent Coordinators shall initially determine inventorship of Program Technology under U.S. patent law with the advice of patent counsel. In case of a dispute between the Patent Coordinators over inventorship and, as a result, whether any particular Technology is Beryllium Program Technology, ArQule Program Technology or Joint Program Technology, such dispute shall be resolved according to U.S. patent law by patent counsel selected by the Patent Coordinators who (and whose firm) is not at the time of the dispute, and was not at any time during the five (5) years prior to such dispute, performing services for either of the Parties. Expenses of the patent counsel shall be shared equally by the Parties.

10.          FILING, PROSECUTION AND MAINTENANCE OF PATENT RIGHTS

10.1        Patent Filing, Prosecution and Maintenance.

10.1.1      ArQule Prosecution Rights. Subject to Section 10.1.2, ArQule, acting through patent counsel or agents of its choice, shall be solely responsible for the preparation, filing, prosecution and maintenance of all ArQule Program Patent Rights, including any Compound-Specific Patent Rights. Beryllium shall cooperate with and assist in all reasonable respects with ArQule, in connection with ArQule’s preparation, filing, prosecution (including review and comments regarding responses to office actions and/or official actions from worldwide patent offices) and maintenance of such Patent Rights, including by obtaining assignments to reflect chain of title consistent with the terms of this Agreement, gaining United States patent term extensions, supplementary protection certificates and any other extensions that are now or become available in the future wherever applicable to such Patent Rights. All Patent Costs incurred by ArQule in connection with the preparation, filing, prosecution and maintenance of such Patent Rights shall be the sole responsibility of ArQule and shall be included as Shared Costs for purposes of this Agreement. If ArQule decides to cease prosecution or to allow to lapse any of the ArQule Program Patent Rights for which it is responsible or decides not to prepare or file any patent application for ArQule Program Patent Rights for which it is responsible in any country, ArQule shall inform Beryllium of such decision promptly, and the JSC shall meet to discuss potential next steps regarding the ArQule Program Patent Rights.

10.1.2      Beryllium Prosecution Rights. Beryllium, at its sole expense and acting through patent counsel or agents of its choice, shall be responsible for the preparation, filing, prosecution and maintenance of all Licensed Patent Rights. ArQule shall cooperate with and assist Beryllium in all reasonable respects, in connection with Beryllium’s preparation, filing, prosecution and maintenance of Licensed Patent Rights. All Patent Costs incurred by Beryllium

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

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in connection with the preparation, filing, prosecution and maintenance of Licensed Patent Rights shall be the sole responsibility of Beryllium and shall be included as Shared Costs for purposes of this Agreement. If Beryllium decides to cease prosecution or to allow to lapse any of the Licensed Patent Rights for which it is responsible or decides not to prepare or file any patent application for Licensed Patent Rights for which it is responsible in any country, Beryllium shall inform ArQule of such decision promptly and, in any event, so as to provide ArQule a reasonable amount of time to meet any applicable deadline to establish or preserve such Licensed Patent Rights in such country or region. ArQule shall have the right, but not the obligation, to assume responsibility for continuing the prosecution of such Licensed Patent Rights in such country or region and paying any required fees to maintain such Licensed Patent Rights in such country or region or defending such Licensed Patent Rights, all at ArQule’s sole expense, through patent counsel or agents of its choice. ArQule shall not become an assignee of any such Licensed Patent Rights as a result of its assumption of any such responsibility. Upon transfer of Beryllium’s responsibility for filing, prosecuting and maintaining any of the Licensed Patent Rights to ArQule under this Section 10.1.2, Beryllium shall promptly deliver to ArQule copies of all necessary files related to the Licensed Patent Rights with respect to which responsibility has been transferred and shall take all actions and execute all documents reasonably necessary for ArQule to assume such prosecution, maintenance and defense.

10.1.3      Joint Program Patent Rights. Promptly after the determination pursuant to Section 9.5 that any Program Technology is Joint Program Technology, ArQule will have the right, but not the obligation, to undertake the prosecution of Joint Program Patent Rights. Beryllium shall cooperate with and assist ArQule in all reasonable respects, in connection with ArQule’s preparation, filing, prosecution and maintenance of Joint Program Patent Rights. All Patent Costs incurred in connection with the preparation, filing, prosecution and maintenance of Joint Program Patent Rights shall be shared equally by the Parties. If a Party is not interested in equally sharing, or is not willing to equally share, the related Patent Costs with respect to any such Joint Program Patent Rights in a given country, then (a) the other Party (without payment), shall have the right to require that Party to assign (at the assigning Party’s own cost and expense), its rights in the Joint Program Patent Rights to the other Party, and (b) the other Party shall at its own cost and expense, file for and prosecute such Joint Program Patent Rights in such country in the other Party’s own name. In addition, if ArQule decides to cease prosecution or to allow to lapse any of the Joint Program Patent Rights for which it is responsible or decides not to prepare or file any patent application for Joint Program Patent Rights for which it is responsible in any country, ArQule shall inform Beryllium of such decision promptly and, in any event, so as to provide Beryllium a reasonable amount of time to meet any applicable deadline to establish or preserve such Joint Program Patent Rights in such country or region. Beryllium shall have the right, but not the obligation, to assume responsibility for continuing the prosecution of such Joint Program Patent Rights in such country or region and paying any required fees to maintain such Joint Program Patent Rights in such country or region or defending such Joint Program Patent Rights, all at Beryllium’s sole expense, through patent counsel or agents of its choice. Beryllium shall not become an assignee of any such Joint Program Patent Rights as a result of its assumption of any such responsibility. Upon transfer of ArQule’s responsibility for filing, prosecuting and maintaining any of the Joint Program Patent Rights to Beryllium under this Section 10.1.3, ArQule shall promptly deliver to Beryllium copies of all necessary files related to the Joint Program Patent Rights with respect to which responsibility has been transferred and

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

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shall take all actions and execute all documents reasonably necessary for Beryllium to assume such prosecution, maintenance and defense.

10.1.4      Information and Cooperation. The Party that has the responsibility for preparing, filing, prosecuting and maintaining any Patent Rights in accordance with Section 10.1.1, 10.1.2 or 10.1.3 (a “Filing Party”) shall (a) promptly provide the other Party with copies of all patent applications to be filed hereunder and other material submissions and correspondence with the applicable patent offices, in sufficient time to allow for review and comment by the other Party and (b) provide the other Party and its patent counsel with an opportunity to consult with the Filing Party and its patent counsel regarding the filing and contents of any such application, amendment, submission or response. The advice and suggestions of the other Party and its patent counsel shall be taken into consideration in good faith by the Filing Party and its patent counsel in connection with such filing; provided, that if the other Party fails to provide any comment on or before the expiration *** before the proposed filing date notified by the Filing Party, the other Party’s obligations under this Section 10.1.4 shall be deemed to have been fulfilled. The Filing Party shall pursue in good faith all reasonable claims requested by the other Party in the prosecution of any Patent Rights under this Section 10.1.4; provided, that if the Filing Party incurs any additional expense as a result of any such request, the other Party shall be solely responsible for the Patent Costs attributable to the pursuit of any such additional claim or taking such other activities.

10.2        Enforcement and Defense.

10.2.1     Third Party Infringement.

(a)          In General.

(i)          Notice. If either Party becomes aware of (A) any suspected infringement or misappropriation of any Licensed Patent Rights, Joint Program Patent Rights, or ArQule Program Patent Rights, including any Compound-Specific Patent Rights, that cover the research, Development of Commercialization of any Collaboration Compound or Product in the Field in the Territory, or (B) the submission by any Third Party of an abbreviated MAA under the Hatch-Waxman Act for a product in the Field that comprises any Collaboration Compound or Product (each, an “Infringement”), that Party shall promptly notify the other Party and provide it with all details of such Infringement of which it is aware (each, an “Infringement Notice”). The Patent Coordinators shall promptly meet to discuss the Infringement and the strategy for patent enforcement with respect to that Infringement.

(ii)        ArQule Right to Enforce. ArQule shall have the first right, but not the obligation, to address such Infringement in the Territory that involves the Compound-Specific Patent Rights by taking reasonable steps, which may include the institution of legal proceedings or other action, and to compromise or settle such Infringement (each, an “Infringement Response”); provided, that: (A) ArQule shall keep Beryllium fully informed about such Infringement Response and Beryllium shall provide all reasonable cooperation to ArQule in connection with such Infringement Response; (B) ArQule shall not take any position with respect to, or compromise or settle, any such Infringement in any way that is reasonably likely to directly and adversely affect the scope, validity or enforceability of the Licensed Patent

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

41

Rights, without the prior consent of Beryllium, which consent shall not be withheld, conditioned or delayed; and (C) if ArQule does not intend to prosecute or defend an Infringement, or ceases to diligently pursue an Infringement Response with respect to such an Infringement, it shall promptly inform Beryllium in such a manner that such Infringement Response will not be prejudiced and Section 10.2.1(a)(iii) shall apply. All costs, including attorneys’ fees, relating to such Infringement Response shall be borne solely by ArQule.

(iii)       Beryllium Right to Enforce Licensed Patent Rights. Beryllium shall have the first right, but not the obligation, to address any such Infringement in the Territory that involves the Licensed Patent Rights by undertaking an Infringement Response; provided, that: (A) Beryllium shall keep ArQule fully informed about such Infringement Response and ArQule shall provide all reasonable cooperation to Beryllium in connection with such Infringement Response; (B) Beryllium shall not take any position with respect to, or compromise or settle, any such Infringement in any way that is reasonably likely to directly and adversely affect the scope, validity or enforceability of the Licensed Patent Rights, without the prior consent of ArQule, which consent shall not be withheld, conditioned or delayed; and (C) if Beryllium does not intend to prosecute or defend an Infringement, or ceases to diligently pursue an Infringement Response with respect to such an Infringement, it shall promptly inform ArQule in such a manner that such Infringement Response will not be prejudiced and Section 10.2.1(a)(iv) shall apply. All costs, including attorneys’ fees, relating to such Infringement Response shall be borne solely by Beryllium.

(iv)        ArQule Right to Enforce. If the Infringement relates to Licensed Patent Rights and (A) Beryllium informs ArQule that it does not intend to prosecute any Infringement Response with respect to any such Infringement, (B) *** after the receipt of notice of any such Infringement, Beryllium has not commenced to take any Infringement Response with respect thereto, or (C) if Beryllium thereafter ceases diligently to pursue any such Infringement Response, then, unless with respect to (B) or (C) above, Beryllium provides ArQule with a commercially reasonable justification for its delay of such Infringement Response that will not adversely affect the scope, validity or enforceability of the Licensed Patent Rights, ArQule shall have the right, at its own expense, upon notice to Beryllium to take appropriate action to address such Infringement, including by initiating an Infringement Response or taking over prosecution of any legal proceedings initiated by Beryllium. In that event, ArQule shall keep Beryllium fully informed about such Infringement Response and shall consult with Beryllium before taking any major steps during the conduct of that Infringement Response. Beryllium shall provide reasonable cooperation to ArQule in connection with that Infringement Response. ArQule shall not take any position with respect to, or compromise or settle, such Infringement in any way that is reasonably likely to directly and adversely affect the scope, validity or enforceability of the Licensed Patent Rights without Beryllium’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. All costs, including attorneys’ fees, relating to such Infringement Response shall be borne solely by ArQule.

(v)          Joint Program Patent Rights. In the event of an Infringement of a Joint Program Patent Right, then, subject to ArQule’s rights pursuant to Section 10.2.1(a)(ii), the Parties shall enter into good faith discussions as to whether and how to eliminate the Infringement.

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

42

(b)         Right to Representation. Each Party shall have the right to participate and be represented by counsel that it selects, in any Infringement Response instituted under Section 10.2.1(a)(ii) or (iii) by the other Party. If a Party with the right to initiate an Infringement Response under Section 10.2.1(a) to eliminate an Infringement lacks standing to do so and the other Party has standing to initiate such action, then the Party with the right to initiate an action under Section 10.2.1(a) may name the other Party as plaintiff in such action or may require the Party with standing to initiate such Infringement Response at the expense of the other Party.

(c)          Cooperation. In any Infringement Response instituted under this Section 10.2.1, the Parties shall cooperate with and assist each other in all reasonable respects. Upon the reasonable request of the Party instituting the Infringement Response, the other Party shall join such Infringement Response and shall be represented using counsel of its own choice, at the requesting Party’s expense.

(d)          Allocation of Recovery. Except as otherwise agreed to by the Parties as part of a cost-sharing arrangement, any settlements, damages or other monetary awards recovered pursuant to a suit, proceeding, or action brought pursuant to Section 10.2.1 with respect to any Product will be allocated first to the costs and expenses of the Party controlling such action, to the extent not previously allocated between the Parties as Development Costs or Commercialization Expenses, and second, to the costs and expenses (if any) of the other Party (to the extent not previously allocated between the Parties as Development Costs or Commercialization Expenses), and any remaining amounts (the “Recovery”) will retained by ArQule and paid to Beryllium with respect to such Product and shall be deemed Net Income, such that ArQule shall pay to Beryllium the applicable Beryllium Profit-Sharing Percentage due to Beryllium pursuant to this Agreement.

10.2.2      Defense of Claims. If any action, suit or proceeding is brought against either Party or any Affiliate of either Party alleging the infringement of the Technology or Patent Rights of a Third Party by reason of the research and Development of any Collaboration Compound or Product, such Party shall notify the other Party within five (5) days of the earlier of (a) receipt of service of process in such action, suit or proceeding, or (b) the date such Party becomes aware that such action, suit or proceeding has been instituted and the Patent Coordinators shall meet as soon as possible to discuss the overall strategy for defense of such matter. Except as unanimously agreed by the Patent Coordinators, the Party alleged to have infringed or whose Affiliate is alleged to have infringed shall have the obligation to defend such action, suit or proceeding at its sole expense; (b) the other Party shall have the right to separate counsel at its own expense in any such action, suit or proceeding; and (c) the Parties shall cooperate with each other in all reasonable respects in any such action, suit or proceeding. All such expenses with respect to any such action, suit or proceeding in the Territory shall be borne solely by ArQule and shall be deemed to be Shared Costs for purposes of this Agreement. Each Party shall promptly furnish the other Party with a copy of each communication relating to the alleged infringement that is received by such Party, including all documents filed in any litigation.

10.2.3      Patent Term Extension. The Parties shall cooperate with each other in obtaining patent term extensions or supplemental protection certificates or their equivalents in

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

43

any country in the Territory where applicable to Licensed Patent Rights, ArQule Program Patent Rights and Joint Program Patent Rights. Such cooperation shall include diligently and timely conferring and coordinating with respect to such matters to ensure compliance with applicable filing deadlines, and agreeing on procedures to be followed by the Parties to ensure such compliance. In the event that elections with respect to obtaining such patent term extension are to be made, ArQule shall have the right to make the election with respect to ArQule Program Patent Rights and Joint Program Patent Rights and Beryllium shall have the right to make the election with respect to Beryllium Program Patent Rights and Licensed Patent Rights.

11.          TERM AND TERMINATION

11.1        Term. This Agreement shall commence on the Effective Date and shall continue in full force and effect, until the expiration of all payment obligations under this Agreement with respect to the last Product in all countries in the Territory unless earlier terminated pursuant to Article 11.2 (the “Term”). Upon the expiration of all payment obligations with respect to the last Product in all countries in the Territory, and subject to earlier termination pursuant to Article 11.2, the licenses granted to ArQule shall be retained as fully paid-up, worldwide and perpetual licenses.

11.2        Termination. This Agreement may be terminated by either Party as follows:

11.2.1      Right to Terminate Specific Collaboration Compounds/Products. If ArQule is unable to consummate an Out-Licensing Transaction with respect to a Collaboration Compound or Product on the terms included in an Out-Licensing Plan as provided in Section 4.9, ArQule shall have the right to terminate this Agreement solely with respect to the applicable Collaboration Compound or Product by providing not less than *** to Beryllium.

11.2.2       Unilateral Right to Terminate this Agreement. Either Party shall have the right to terminate this Agreement at its sole discretion (a) at any time during the Research Program Term (including any extensions thereof) *** to the other Party and (b) at any time on and after the expiration of the Research Program *** written notice to the other Party if no Collaboration Compounds or Rejected Compounds are being Developed and/or Commercialized pursuant to this Agreement.

11.2.3      Termination for Breach. If a Party materially breaches any of its obligations under this Agreement, the non-breaching Party may provide the breaching Party with a written notice specifying the nature of the breach, and stating its intention to terminate this Agreement if such breach is not cured. If the material breach is not cured *** after the receipt of such notice, the non-breaching Party shall be entitled, without prejudice to any of its other rights under this Agreement, and in addition to any other remedies available to it by law or in equity, to terminate this Agreement by providing written notice to the other Party.

11.2.4      Termination for Insolvency. Either Party shall have the right to terminate this Agreement in its entirety upon immediate written notice if the other Party (i) applies for or consents to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) makes a general assignment for the benefit of its creditors, (iii) commences a voluntary case under the Bankruptcy Code of

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

44

any country, (iv) files a petition seeking to take advantage of any Applicable Laws relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (v) fails to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in any involuntary case under the Bankruptcy Code of any country, (vi) takes any corporate action for the purpose of effecting any of the foregoing, (vii) has a proceeding or case commenced against it in any court of competent jurisdiction, seeking (A) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (B) the appointment of a trustee, receiver, custodian, liquidator or the like of all or any substantial part of its assets, or (C) similar relief under the Bankruptcy Code of any country, or an order, judgment or decree approving any of the foregoing is entered and, in any of (i) through (vii) above, the application, assignment, commencement, filing, or corporate action continues unstayed for, and/or is not otherwise discharged or withdrawn on or before, a period of sixty (60) days, or (viii) has an order for relief against it entered in an involuntary case under the Bankruptcy Code of any country.

11.3        Consequences of Termination of Agreement. If this Agreement is terminated pursuant to Section 11.2, the following provisions shall apply, as applicable.

11.3.1     Termination Under Section 11.2.1. If this Agreement is terminated by ArQule pursuant to Section 11.2.1 with respect to a Collaboration Compound or Product:

(a)          all obligations of the Parties to conduct any Research Activities pursuant to any Research Plan with respect to that Collaboration Compound or Product shall cease as of the effective date of termination;

(b)          all obligations of the Parties to conduct any Development Activities or Commercialization activities with respect to that Collaboration Compound or Product shall cease as of the effective date of termination;

(c)          all licenses and rights granted by either Party to the other Party pursuant to this Agreement with respect to that Collaboration Compound or Product shall terminate as of the effective date of termination;

(d)          each Party shall promptly return all Confidential Information and Proprietary Materials of the other Party that are not subject to a continuing license hereunder; provided, that each Party may retain one copy of the Confidential Information of the other Party in its archives solely for the purpose of establishing the contents thereof and ensuring compliance with its obligations hereunder;

(e)          if ArQule determines to commence internal Development or Commercialization activities with respect to that Collaboration Compound or Product, or consummates an out-licensing transaction with a Third Party with respect to that Collaboration Compound or Product, in either case at any time after the effective date of termination under Section 11.2.1, (i) ArQule shall provide Beryllium with prompt written notice of such commencement of internal activities or Third Party transaction, which notice shall include the internal Development or Commercialization activities or material financial terms applicable to such transaction and (ii) Beryllium shall have the right, by providing written notice to ArQule

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

45

*** from its receipt of such notice, to elect to opt back in to its rights under this Agreement with respect to that Collaboration Compound or Product. If Beryllium provides such written notice, then, as of the date of such notice (A) the Collaboration Compound or Product that is the subject of the notice shall be deemed to be a Collaboration Compound or Product for purposes of this Agreement; (B) Beryllium shall have the obligation to fund the Beryllium Cost-Sharing Percentage of the Shared Costs and Commercialization Expenses incurred by ArQule for such Collaboration Compound or Product; and (C) Beryllium will receive from ArQule the Beryllium Profit-Sharing Percentage of the Net Income Payments received by ArQule in connection with the Commercialization of such Collaboration Compound or Product in accordance with Article 6.

11.3.2     Termination by Either Party Under Section 11.2.2. If this Agreement is terminated by either Party pursuant to Section 11.2.2:

(a)          all obligations of the Parties to conduct any Research Activities pursuant to any Research Plan shall cease as of the effective date of termination;

(b)          all obligations of the Parties to conduct any Development Activities pursuant to any Development Plan shall cease as of the effective date of termination;

(c)          all licenses and rights granted by either Party to the other Party pursuant to this Agreement shall terminate as of the effective date of termination; and

(d)          each Party shall promptly return all Confidential Information and Proprietary Materials of the other Party that are not subject to a continuing license hereunder; provided, that each Party may retain one copy of the Confidential Information of the other Party in its archives solely for the purpose of establishing the contents thereof and ensuring compliance with its obligations hereunder.

11.3.3     Termination by ArQule under Sections 11.2.3 or 11.2.4. If this Agreement is terminated by ArQule pursuant to Sections 11.2.3 or 11.2.4:

(a)          all obligations of the Parties to conduct any Research Activities under the Research Plan shall cease as of the effective date of termination;

(b)          all obligations of the Parties to conduct any Development Activities pursuant to any Development Plans shall cease as of the effective date of termination;

(c)          all licenses and rights granted by ArQule to Beryllium pursuant to this Agreement shall terminate as of the effective date of termination;

(d)          upon the written election of ArQule delivered to Beryllium on or before thirty (30) days from the date ArQule provides written notice of termination to Beryllium, all of the rights and obligations of ArQule under this Agreement shall continue following the effective date of termination, including the licenses and rights granted by Beryllium to ArQule pursuant to Section 8.1 in connection therewith; provided, that, (i) to the extent the termination is pursuant to Section 11.2.4, all Collaboration Compounds and/or Products shall be deemed to be Waived Compounds for purposes of this Agreement and Section 4.10 shall thereafter apply in

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

46

connection with the Commercialization by ArQule of any such Waived Compounds and (ii) to the extent the termination is pursuant to Section 11.2.3, ArQule shall no longer have any obligation to pay Beryllium any amounts under this Agreement, including any Net Income Payments, on and after the effective date of termination; and

(e)          each Party shall promptly return all Confidential Information and Proprietary Materials of the other Party that are not subject to a continuing license hereunder; provided, that each Party may retain one copy of the Confidential Information of the other Party in its archives solely for the purpose of establishing the contents thereof and ensuring compliance with its obligations hereunder.

11.3.4     Termination by Beryllium. If this Agreement is terminated by Beryllium pursuant to Sections 11.2.3 or 11.2.4:

(a)          all obligations of the Parties to conduct Research Activities under the Research Plan shall cease as of the effective date of termination;

(b)          all obligations of the Parties to conduct any Development Activities pursuant to any Development Plans shall cease as of the effective date of termination;

(c)          the licenses and rights granted by each Party to the other Party pursuant to Article 8 shall terminate as of the effective date of termination;

(d)          each Party shall promptly return all Confidential Information and Proprietary Materials of the other Party that are not subject to a continuing license hereunder; provided, that each Party may retain one copy of the Confidential Information of the other Party in its archives solely for the purpose of establishing the contents thereof and ensuring compliance with its obligations hereunder; and

(e)          if ArQule determines to commence internal Development or Commercialization activities with respect to a Collaboration Compound or Product, or consummates an out-licensing transaction with a Third Party with respect to a Collaboration Compound or Product at any time following termination under Section 11.2.3 or 11.2.4 (i) ArQule shall provide Beryllium with prompt written notice of such commencement of internal activities or Third Party transaction, which notice shall include the internal Development or Commercialization activities or material financial terms applicable to such transaction and (ii) Beryllium shall have the right, by providing written notice to ArQule ** days from its receipt of such notice, to elect to opt back in to its rights under this Agreement with respect to that Collaboration Compound or Product. If Beryllium provides such written notice, then, as of the date of such notice (A) the Collaboration Compound or Product that is the subject of the notice shall be deemed to be a Collaboration Compound or Product, as the case may be, for purposes of this Agreement; (B) Beryllium shall have the obligation to fund the Beryllium Cost-Sharing Percentage of the Shared Costs and Commercialization Expenses incurred by ArQule for such Collaboration Compound or Product; and (C) Beryllium will receive from ArQule the Beryllium Profit-Sharing Percentage of the Net Income Payments received by ArQule in connection with the Commercialization of such Collaboration Compound or Product in accordance with Article 6.

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

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11.4        Surviving Provisions. Termination or expiration of this Agreement for any reason shall be without prejudice to: (a) the survival of rights specifically stated in this Agreement to survive, including as set forth in Section 11.4; (b) the rights and obligations of the Parties provided in (i) Sections 4.8, 4.9, 4.10, Article 5, Article 6 and Section 8.1 (solely to the extent the rights set forth in such Sections and Articles continue in effect following the effective date of termination as provided in Sections 11.3.1(e), 11.3.3(d) and/or 11.3.4(e)), and (ii) Articles 7, 9, 10, 13 and 14 and Section 11.4 (including all other Sections or Articles referenced in any such Section or Article), all of which shall survive such termination except as provided in this Article 11; and (c) any other rights or remedies provided at law or in equity which either Party may otherwise have.

12.          REPRESENTATIONS AND WARRANTIES

12.1        Mutual Representations and Warranties. Beryllium and ArQule each represents and warrants to the other, as of the Effective Date, as follows:

12.1.1      Organization. It is a corporation or company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver and perform this Agreement.

12.1.2      Authorization. The execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate or company action and will not violate (a) such Party’s certificate of incorporation or bylaws, (b) any agreement, instrument or contractual obligation to which such Party is bound in any material respect, (c) any requirement of any Applicable Laws, or (d) any order, writ, judgment, injunction, decree, determination or award of any court or governmental agency presently in effect applicable to such Party.

12.1.3      Binding Agreement. This Agreement is a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms and conditions.

12.1.4      No Inconsistent Obligation. It is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations hereunder.

12.2        Warranty Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO ANY KNOW-HOW, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND EACH PARTY HEREBY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.

12.3        No Warranty of Success. Nothing contained in this Agreement shall be construed as a warranty, either express or implied, on the part of either Party that (a) the Research Program will be successful or meet its goals, timelines or budgets, or (b) the outcome

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

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of the Research Program or the Development Program will be commercially exploitable in any respect.

13.          INDEMNIFICATION; INSURANCE

13.1        Indemnification of Beryllium Indemnitees by ArQule. ArQule shall indemnify, defend and hold harmless Beryllium, its Affiliates, their respective directors, officers, employees and agents, and their respective successors, heirs and assigns (collectively, the “Beryllium Indemnitees”), against all liabilities, damages, losses and expenses (including reasonable attorneys’ fees and expenses of litigation) (collectively, “Losses”) incurred by or imposed upon the Beryllium Indemnitees, or any of them, as a direct result of claims, suits, actions, demands or judgments of Third Parties (collectively, “Beryllium Indemnity Claims”), arising out of (a) the conduct by ArQule or any of its Affiliates or Third Parties of ArQule Research Activities as part of the Research Program or Development Activities as part of the Development Program; (b) Commercialization of any Collaboration Compound and/or Product by ArQule or any of its Affiliates, agents, licensee or other Third Party through rights obtained from ArQule or any of its Affiliates in the Territory; (c) any breach of this Agreement by ArQule or any of its Affiliates or agents; or (d) the gross negligence or willful misconduct of any ArQule Indemnitee, consultant, Third Party contractor or agent of ArQule excluding any ArQule Indemnity Claim or Losses for which Beryllium has an obligation to indemnify ArQule Indemnitees pursuant to Section 13.2, as to which claims or Losses each Party shall indemnify the other to the extent of their respective liability for such Losses.

13.2        Indemnification of ArQule Indemnitees by Beryllium. Beryllium shall indemnify, defend and hold harmless ArQule, its Affiliates, their respective directors, officers, employees and agents, and their respective successors, heirs and assigns (collectively, the “ArQule Indemnitees”), against all Losses incurred by or imposed upon the ArQule Indemnitees, or any of them, as a direct result of claims, suits, actions, demands or judgments of Third Parties, including personal injury and product liability claims (collectively, “ArQule Indemnity Claims”), arising out of (a) the conduct by Beryllium or any of its Affiliates or Third Parties of Beryllium Research Activities as part of the Research Program or Development Activities as part of the Development Program; (b) any allegation that the use by ArQule of any Licensed Patent Rights or Licensed Technology in the Development and/or Commercialization of any Licensed Product infringes the Patent Rights or misappropriates the Technology of any Third Party; (c) any breach of this Agreement by Beryllium or any of its Affiliates or agents; or (d) the gross negligence or willful misconduct of any Beryllium Indemnitee, consultant, Third Party contractor or agent of Beryllium excluding any Beryllium Indemnity Claim or Losses for which ArQule has an obligation to indemnify Beryllium Indemnitees pursuant to Section 13.1, as to which claims or Losses each Party shall indemnify the other to the extent of their respective liability for such Losses.

13.3        Conditions to Indemnification. A Person seeking recovery under this Article 13 (the “Indemnified Party”) in respect of a Claim shall give prompt notice of such Claim to the Party from whom indemnification is sought (the “Indemnifying Party”); provided, that the Indemnifying Party is not contesting its obligation under this Article 13, shall permit the Indemnifying Party to control any litigation relating to such Claim and the disposition of such Claim; and further provided, that the Indemnifying Party shall (a) act reasonably and in good

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

49

faith with respect to all matters relating to the settlement or disposition of such Claim as the settlement or disposition relates to such Indemnified Party and (b) not settle or otherwise resolve such claim without the prior written consent of such Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). Each Indemnified Party shall cooperate with the Indemnifying Party in its defense of any such Claim in all reasonable respects and shall have the right to be present in person or through counsel at all legal proceedings with respect to such Claim. If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (a) the Indemnified Party may defend against, consent to the entry of any judgment, or enter into any settlement with respect to such Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (b) the Indemnifying Party shall remain responsible to indemnify the Indemnified Party as provided in this Article 13.

13.4        Limited Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS OR LOST REVENUES, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 13.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 13.1 OR 13.2.

13.5        Insurance. Each Party shall procure and maintain insurance, including product liability insurance, or shall self-insure, in each case in a manner adequate to cover its obligations under this Agreement and consistent with normal business practices of prudent companies similarly situated at all times during the Term and for a period of five (5) years thereafter. Each Party shall procure insurance or self-insure at its own expense. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 13. Each Party shall provide the other Party with written evidence of such insurance or self-insurance upon request. Each Party shall provide the other Party with written notice at least thirty (30) days prior to the cancellation, non-renewal or material change in such insurance.

14.          MISCELLANEOUS

14.1        Arbitration.

14.1.1      Any Disputed Matter that the JSC cannot resolve pursuant to Section 2.1.5 and/or arising between the Parties with respect to this Agreement, including any dispute, controversy or claim arising after the termination of the JSC (each, a “Dispute”), shall be resolved by binding arbitration before a panel of three (3) arbitrators in accordance with the rules of the American Arbitration Association (“AAA”) in effect at the time the proceeding is initiated. In any such arbitration, the following procedures shall apply:

(a)          The panel will be comprised of one arbitrator chosen by ArQule, one by Beryllium and the third, who shall act as the chairman of the panel, by the two co-arbitrators. If either Party fails or both Parties fail to choose an arbitrator or arbitrators within

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

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thirty (30) days after receiving notice of commencement of arbitration or if the two arbitrators fail to choose a third arbitrator within thirty (30) days after their appointment, then either or both Parties shall immediately request that the AAA select the remaining number of arbitrators to be selected, which arbitrator(s) shall have the requisite scientific background, experience and expertise. The place of arbitration shall be Boston, Massachusetts. The language of the arbitration shall be English.

(b)          Either Party may apply to the arbitrators for interim injunctive relief until the arbitration decision is rendered or the Dispute is otherwise resolved. Either Party also may, without waiving any right or remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending resolution of the Dispute pursuant to this Section 14.1. The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages.

(c)          The award of the arbitrators shall be final and binding on the Parties (except for those remedies expressly set forth in this Agreement). Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Notwithstanding anything in this Section 14.1 to the contrary, each Party shall have the right to institute judicial proceedings against the other Party or anyone acting by, through or under such other Party, in order to enforce the instituting Party’s rights hereunder through specific performance, injunction or similar equitable relief

(d)          Each Party shall bear its own costs and expenses and attorneys’ fees in connection with any such arbitration; provided, that the arbitrators shall be authorized to determine whether a Party is the prevailing Party, and if so, to award to the prevailing Party reimbursement for its reasonable attorneys’ fees, costs and expenses (including, for example, expert witness fees and expenses, photocopy charges and travel expenses).

(e)          Unless otherwise agreed by the Parties, Disputes relating to Patents and non-disclosure, non-use and maintenance of Confidential Information shall not be subject to arbitration, and shall be submitted to a court of competent jurisdiction. Each party shall have the right to seek injunctive relief to the extent necessary hereunder.

(f)          The arbitration shall be confidential. Except to the extent necessary to confirm an award or decision or as may be required by Applicable Laws, neither Party nor any arbitrator may disclose the existence or results of any arbitration without the prior written consent of both Parties. In no event shall any arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the Dispute would be barred by the applicable Massachusetts statute of limitations.

(g)          In the event of a Dispute involving the alleged breach of this Agreement (including whether a Party has satisfied its diligence obligations hereunder), (i) the running of the time periods as to which a Party must cure a breach of this Agreement shall be tolled during the period the breach that is the subject matter of the Dispute is being arbitrated, and (ii) if the arbitrators render a decision that a breach of this Agreement has occurred, the arbitrators shall have no authority to modify the right of the non-breaching Party to terminate this

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

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Agreement in accordance with Section 11.2.2. Any disputed performance or suspended performance, pending the resolution of a Dispute that the arbitrators determine to be required to be performed by a Party, shall be completed within a reasonable time period following the final decision of the arbitrators.

(h)          Any monetary payment to be made by a Party pursuant to a decision of the arbitrators shall be made in United States dollars, free of any tax or other deduction.

14.2        Notices. All notices and communications shall be in writing and delivered personally or by internationally-recognized overnight express courier providing evidence of delivery or mailed via certified mail, return receipt requested, addressed as follows below, or by email or facsimile confirmed thereafter by any of the foregoing, or to such other address as may be designated from time to time.

If to ArQule:

ArQule, Inc.

One Wall Street

Burlington, MA 01803

Attention:

Tel:

Fax:

With a copy to:                  Mintz, Levin, Cohn, Ferris, Glovsky

and Popeo, P.C.

One Financial Center

Boston, Massachusetts 02111

Attention: Jeffrey Wiesen, Esq.

Tel: (617) 542-6000

Fax: (617) 542-2241

If to Beryllium:                  Beryllium Discovery Corp.

3 Preston Court

Bedford, MA 01730

Attention: Chief Executive Officer

Tel.: (781) 652-4000

            Except as otherwise expressly provided in this Agreement or mutually agreed by the Parties in writing, any notice, communication or document (excluding payment) required to be given or made shall be deemed given or made and effective upon actual receipt or, if earlier, (a) three (3) Business Days after deposit with an internationally-recognized overnight express courier with charges prepaid, or (b) five (5) Business Days after mailed by certified, registered or regular mail, postage prepaid, in each case addressed to a Party at its address stated above or to such other address as such Party may designate by written notice given in accordance with this Section 14.2.

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

52

14.3        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the application of principles of conflicts of law. Any action, suit or other proceeding arising under or relating to this Agreement (a “Suit”) shall be brought in a court of competent jurisdiction in the Commonwealth of Massachusetts, and the Parties hereby consent to the sole jurisdiction of the state and federal courts sitting in Massachusetts. Each Party agrees not to raise any objection at any time to the laying or maintaining of the venue of any Suit in any of the specified courts, irrevocably waives any claim that Suit has been brought in any inconvenient forum and further irrevocably waives the right to object, with respect to any Suit, that such court does not have any jurisdiction over such Party.

14.4        Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns.

14.5        Headings. Section and subsection headings are inserted for convenience of reference only and do not form a part of this Agreement.

14.6        Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and both of which, together, shall constitute a single agreement. Each Party may execute this Agreement by facsimile transmission or in Adobe™ Portable Document Format (“PDF”) sent by electronic mail. In addition, facsimile or PDF signatures of authorized signatories of any Party will be deemed to be original signatures and will be valid and binding, and delivery of a facsimile or PDF signature by any Party will constitute due execution and delivery of this Agreement.

14.7        Amendment; Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms of this Agreement may be waived, only by a written instrument executed by each Party or, in the case of waiver, by the Party or Parties waiving compliance. The delay or failure of either Party at any time or times to require performance or to exercise any right arising out of any provisions shall in no manner affect the rights at a later time to enforce the same. Any waiver by a party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such party. No single or partial exercise of any right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. No waiver by either Party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement. Except as expressly set forth in this Agreement, all rights and remedies available to a party, whether under this Agreement or afforded by Applicable Law or otherwise, will be cumulative and not in the alternative to any other rights or remedies that may be available to such party.

14.8        Third Party Beneficiaries. Except as set forth in Sections 13.1 and 13.2, no Third Party (including employees of either Party) shall have or acquire any rights by reason of this Agreement.

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

53

14.9        Purposes and Scope. The Parties hereto understand and agree that the relationship between the parties described herein is limited to the activities, rights and obligations as set forth in this Agreement. Nothing in this Agreement shall be construed (a) to create or imply a general partnership between the Parties, (b) to make either Party the agent of the other for any purpose, (c) to alter, amend, supersede or vitiate any other arrangements between the Parties with respect to any subject matter not covered hereunder, (d) to give either Party the right to bind the other, (e) to create any duties or obligations between the Parties except as expressly set forth herein, or (f) to grant any direct or implied licenses or any other rights other than as expressly set forth herein.

14.10       Assignment and Successors. Neither this Agreement nor any obligation of a Party hereunder may be assigned by either Party without the written consent of the other which consent shall not be unreasonably withheld, conditioned or delayed, except that each Party may assign this Agreement and the rights, obligations and interests of such Party (a) in whole or in part, to any of its Affiliates, provided that the assigning party shall remain liable and responsible to the non-assigning party hereto for the performance and observance of all such duties and obligations by such Affiliate, or (b) in whole, but not in part, to any purchaser of all or substantially all of its assets or all or substantially all of its assets to which this Agreement relates or shares representing a majority of its common stock voting rights or to any successor corporation resulting from any merger, consolidation, share exchange or other similar transaction, provided that in the event of a transaction (whether this Agreement is actually assigned or is assumed by the acquiring party by operation of law (e.g., in the context of a reverse triangular merger)), intellectual property rights of the acquiring party to such transaction (if other than one of the parties to this Agreement) shall not be included in the technology licensed hereunder.

14.11       Force Majeure. Neither ArQule nor Beryllium shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to a Force Majeure. In the event of such Force Majeure, the Party affected shall use commercially reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder. Notice of a party’s failure or delay in performance due to force majeure must be given to the other party within ten (10) days after its occurrence. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure. If a force majeure persists for more than thirty (30) days, then the parties will discuss in good faith the modification of the parties’ obligations under this Agreement in order to mitigate the delays caused by such force majeure.

14.12       Interpretation. The Parties hereto acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rules of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to each Party and not in a favor of or against either Party, regardless of which Party was generally responsible for the preparation of this Agreement. In addition, unless a context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders, the word “or” is used in the inclusive sense (and/or) and the word

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

54

“including” is used without limitation and means “including without limitation”. Unless otherwise specified, references in this Agreement to any Article shall include all Sections, subsections and paragraphs in such Article, references to any Section shall include all subsections and paragraphs in such Section, and references in this Agreement to any subsection shall include all paragraphs in such subsection. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision. All references to days in this Agreement shall mean calendar days, unless otherwise specified. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (ii) any reference to any Applicable Laws herein will be construed as referring to such Applicable Laws as from time to time enacted, repealed or amended, (iii) any reference herein to any person will be construed to include the person’s successors and permitted assigns, (iv) any reference herein to the words “mutually agree” or “mutual written agreement” will not impose any obligation on either party to agree to any terms relating thereto or to engage in discussions relating to such terms except as such party may determine in such party’s sole discretion, (v) all references herein to Sections or Exhibits will be construed to refer to Sections and Exhibits to this Agreement, (vi) except as otherwise expressly provided herein all references to “$” or “dollars” refer to the lawful money of the U.S., and (ix) the words “copy” and “copies” and words of similar import when used in this Agreement include, to the extent available, electronic copies, files or databases containing the information, files, items, documents or materials to which such words apply. This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the parties regarding this Agreement shall be in the English language.

14.13       Integration; Severability. This Agreement sets forth the entire agreement with respect to the subject matter hereof and thereof and supersede all other agreements and understandings between the Parties with respect to such subject matter. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties with respect to the subject matter of this Agreement other than as are set forth in this Agreement and any other documents delivered pursuant hereto or thereto. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the Parties that the remainder of the Agreement shall not be affected.

14.14       Further Assurances. Each of Beryllium and ArQule, upon the request of the other Party, whether before or after the Effective Date and without further consideration, will do, execute, acknowledge, and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney, instruments and assurances as may be reasonably necessary to effect complete consummation of the transactions contemplated by this Agreement, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement. The Parties agree to execute and deliver such other documents, certificates, agreements and other

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

55

writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

14.15       Expenses. Each of the Parties will bear its own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and, except as set forth in this Agreement, the performance of the obligations contemplated hereby and thereby.

14.16       Intellectual Property. The parties acknowledge and agree that the licenses granted by the Parties and all other rights granted under or pursuant to this Agreement are and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code (or analogous provisions of the bankruptcy laws of any Governmental Authority), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code (or analogous foreign provisions), and that this Agreement is an executory contract governed by Section 365(n) of the Bankruptcy Code (or analogous foreign provisions) in the event that a bankruptcy proceeding is commenced involving either party. ArQule, as the licensee of such rights under Section 8.1 and Beryllium, as the licensee of such rights under Section 8.2, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. The foregoing provisions of this Section 14.16 are without prejudice to any rights the parties may have arising under the Bankruptcy Code or other Applicable Laws.

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

56

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

ARQULE, INC.

By:	/s/ Peter S. Lawrence
Name:	Peter S. Lawrence
Title:	President and Chief Operating Officer

BERYLLIUM DISCOVERY CORP.

By:	/s/ Johan Pontin
Name:	Johan Pontin
Title:	CEO

*** = Portions of this exhibit have been omitted pursuant to a request for confidential treatment. An unredacted version of this exhibit has been filed separately with the Commission.

57

EXHIBIT A

RESEARCH PLAN

[To be attached.]

Exhibit A-1

SCHEDULE 1

DESCRIPTION OF BERYLLIUM FRAGMENT-BASED RESEARCH ACTIVITES

***

Schedule 1-1

SCHEDULE 2

CALCULATION OF NET INCOME FOR PRODUCTS

***

Schedule 2-1

SCHEDULE 3

FORM OF PRESS RELEASE

ArQule and Beryllium Announce Collaborative Research and Development Agreement

Parties to Focus on Immuno-Oncology Targets

Collaboration Provides for Target Screening Through Clinical Development and Commercialization of Priority Compounds

Agreement Leverages Applications of Beryllium Platforms to Validate Drug Targets and New Therapies

WOBURN, Mass.--(BUSINESS WIRE)-- ArQule, Inc. (NASDAQ: ARQL) and Beryllium Discovery Corp. today announced a collaborative research and development agreement to identify and unlock the therapeutic potential of small molecule compounds by combining ArQule’s chemistry and drug development expertise with Beryllium’s discovery platforms. The Beryllium platforms integrate structure-guided drug discovery, biophysics and cell biology.

The therapeutic targets to be pursued by the parties include PD-1 (programmed cell death protein 1) and PDL-1 (programmed death ligand 1), two proteins believed to play major roles in suppressing or limiting the response of the immune system. Molecules that bind to and inhibit the effects of these targets may help direct the immune system to combat a variety of tumors.

“We are excited by the potential synergy in combining complementary technologies and expertise to pursue cost-effective, shared-risk development pathways for the selection of compounds identified from ArQule’s small molecule library or rationally designed through Beryllium’s fragment-based research capabilities and ArQule chemistry technology,” said Brian Schwartz, chief medical officer of ArQule. “We are prioritizing the scope of our collaboration based on the recognition that immuno-oncology represents a promising area of research with potential applications across a number of cancers.”

“We welcome the opportunity to combine our functional and structural biology platforms with ArQule’s chemistry and drug development capabilities,” said Dalia Cohen, Ph.D., chief scientific officer of Beryllium. “We believe that there are significant synergies between the two companies, and we are excited to work together. ArQule’s chemistry know-how and clinical development expertise are a perfect complement to Beryllium’s strengths in target-centric drug discovery.”

About ArQule

ArQule is a biotechnology company engaged in the research and development of next-generation, small-molecule cancer therapeutics. The Company’s targeted, broad-spectrum products and research programs are focused on key biological processes that are central to human cancers. ArQule’s lead product, in Phase 2 and Phase 3 clinical development, is tivantinib (ARQ 197), an oral, selective inhibitor of the c-MET receptor tyrosine kinase. The Company’s pipeline includes: ARQ 092, designed to inhibit the AKT serine/threonine kinase; ARQ 087, a

Schedule 3-1

multi-kinase inhibitor designed to preferentially inhibit the fibroblast growth factor receptor (FGFR) family; and ARQ 761, a Beta lapachone analog being evaluated as a promoter of NQ01-mediated programmed cancer cell necrosis. ArQule’s current discovery efforts are focused on the identification of novel kinase inhibitors, leveraging the Company’s proprietary library of compounds.

About Beryllium

Beryllium’s biology-first, target-centric platforms provide research services and collaborations with commercial and academic partners. The Company’s experienced scientists work closely with clients and collaborators to help manage and advance their goals by complementing their capabilities and resources. www.be4.com

This press release contains forward-looking statements regarding the Company’s product development programs conducted under its collaborative research and development agreement with Beryllium Discovery Corp. These statements are based on the Company’s current beliefs and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially. Positive information about pre-clinical and early stage clinical trial results does not ensure that later stage or larger scale clinical trials will be successful. For example, compounds discovered under this agreement, if any, may not demonstrate promising therapeutic effect in pre-clinical or clinical studies; in addition, they may not demonstrate appropriate safety profiles in toxicology testing or in clinical trials. Neither ArQule nor Beryllium has significant expertise in immunology or with the targets of the collaboration. Problems or delays may arise during pre-clinical development, prior to the initiation of planned clinical trials, during clinical trials or in the course of developing, testing or manufacturing these compounds that could lead the Company or Beryllium to fail to initiate or to discontinue their roles in the development process. Even if later stage clinical trials are successful, the results therefrom may not be sufficient to meet applicable regulatory standards, or unexpected concerns may arise from subsequent analysis of data or from additional data. Obstacles may arise or issues may be identified in connection with review of pre-clinical or clinical data with regulatory authorities. Regulatory authorities may disagree with the Company’s view of the data or require additional data or information or additional studies. Drug development involves a high degree of risk. Only a small number of research and development programs result in the commercialization of a product. Positive pre-clinical data may not be supported in later stages of development. Furthermore, the Company or Beryllium may not have the financial or human resources to successfully pursue pre-clinical development or drug discovery in the future. Moreover, with respect to partnered programs, even if certain compounds show initial promise, partners may decide not to license or continue to develop them, as the case may be. For more detailed information on the risks and uncertainties associated with the Company’s drug development and other activities, see the Company’s periodic reports filed with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update any forward-looking statements.

Schedule 3-2

ArQule, Inc.

William B. Boni, 781-994-0300 781-994-0300
VP, Investor Relations/Corp. Communications
or
Beryllium

Johan Pontin, 617-610-8000 617-610-8000
CEO
johan@be4.com

Source: ArQule, Inc.

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Schedule 3-3